UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under § 240.14a-12

HYSTER-YALE, INC.
(Name of Registrant as Specified in Its Charter)

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☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING	8

PROXY STATEMENT	1

PART ONE - CORPORATE GOVERNANCE INFORMATION	2
Composition of the Board	2
Directors' Meetings and Committees	2
Board Leadership Structure	5
Board Oversight of Risk Management	6
Governance	6
Code of Corporate Conduct	7
Insider Trading Policy	7
Hedging and Speculative Trading Policies and Limited Trading Windows	7
Review and Approval of Related-Party Transactions	7
Communication with Directors	8
Report of the Audit Review Committee	8

PART TWO - PROPOSALS TO BE VOTED ON AT THE 2026 ANNUAL MEETING	8
Election of Directors (Proposal 1)	8
Director Nominee Information	8
Director Compensation	12
Delinquent Section 16(a) Reports	13
Advisory Vote to Approve the Company's Named Executive Officer Compensation (Proposal 2)	13
Approval of the Amendment and Restatement of the Company's Non-Employee Directors' Equity Plan (Proposal 3)	13
Confirmation of Appointment of Ernst & Young LLP, as the Independent Registered Public Accounting Firm of the Company, for the Current Fiscal Year (Proposal 4)	18

PART THREE - EXECUTIVE COMPENSATION INFORMATION	19
Summary of Our Named Executive Officer Compensation Program	19
Compensation Discussion and Analysis	20
Compensation Committee Report	32
Summary Compensation Table	32
Grants of Plan-Based Awards	33
Equity Compensation	34
Defined Benefit Pension Plans	34
Nonqualified Deferred Compensation Benefits	35
Potential Payments upon Termination/Change in Control	35
CEO Pay Ratio	36
Pay Versus Performance	37

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON	40
Class A Common Stock	41
Class B Common Stock	43

PROCEDURES FOR SUBMISSION AND CONSIDERATION OF DIRECTOR CANDIDATES	46

SUBMISSION OF STOCKHOLDER PROPOSALS	47

SOLICITATION OF PROXIES	48

OTHER MATTERS	48

APPENDIX A (HYSTER-YALE, INC., NON-EMPLOYEE DIRECTOR'S EQUITY COMPENSATION PLAN)	49

FORM OF PROXY CARD	52

5875 LANDERBROOK DRIVE, SUITE 300
CLEVELAND, OHIO 44124-4069

NOTICE OF ANNUAL MEETING
The Annual Meeting of stockholders of Hyster-Yale, Inc. (the "Company") will be held on Tuesday, May 12, 2026 at 9:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio 44124-4069, for the following purposes:

1.To elect fifteen directors for the ensuing year;
2.To approve on an advisory basis the Company's Named Executive Officer compensation;
3.To approve the amendment and restatement of the Company's Non-Employee Directors' Equity Compensation Plan;
4.    To confirm the appointment of Ernst & Young LLP, as the independent registered public accounting firm of the Company, for the current fiscal year; and
5.    To conduct any other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 16, 2026 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. The 2026 Proxy Statement and related form of proxy are being mailed to stockholders commencing on or about March 24, 2026.

Suzanne Schulze Taylor
Secretary

March 24, 2026
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on May 12, 2026
The 2026 Proxy Statement and 2025 Annual Report are available, free of charge, at
https://www.hyster-yale.com by clicking on the "2026 Annual Meeting Materials" link and then clicking on either the "2026 Proxy Statement" link or the "2025 Annual Report" link, as appropriate.
If you wish to attend the meeting and vote in person, you may do so.

The Company's Annual Report for the year ended December 31, 2025 is being mailed to stockholders with the 2026 Proxy Statement. The 2025 Annual Report contains financial and other information about the Company, but it is not incorporated into the 2026 Proxy Statement and is not deemed to be a part of the proxy soliciting material.
If you are a holder of record and do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically via the internet (www.investorvote.com/HY) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. If your shares are held in "street name" by your broker, bank or other nominee, please follow the instructions provided by your broker, bank or other nominee. Votes submitted electronically must be received by May 11, 2026 at 11:59 p.m. EDT.

5875 LANDERBROOK DRIVE, SUITE 300
CLEVELAND, OHIO 44124-4069

PROXY STATEMENT — MARCH 24, 2026
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Hyster-Yale, Inc., a Delaware corporation, of proxies to be used at the annual meeting of stockholders of the Company to be held on May 12, 2026 (the "Annual Meeting"). The terms the "Company," "Hyster-Yale," "we," "our" and "us" refer to Hyster-Yale, Inc., and its subsidiaries. This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about March 24, 2026.
If the enclosed form of proxy is executed, dated and returned or if you vote electronically or telephonically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:
•for the election of each director nominee;
•to approve on an advisory basis the Company's Named Executive Officer compensation;
•to approve the amendment and restatement of the Company's Non-Employee Directors' Equity Compensation Plan;
•for the confirmation of the appointment of Ernst & Young LLP, as the independent registered public accounting firm of the Company, for the current fiscal year; and
•as recommended by our Board of Directors with regard to any other matters or, if no recommendation is given, in the proxy holders' own discretion.
The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder of record attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.
Stockholders of record at the close of business on March 16, 2026 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 14,453,826 outstanding shares of Class A Common Stock, par value $0.01 per share (the "Class A Common"), entitled to vote at the Annual Meeting and 3,446,262 outstanding shares of Class B Common Stock, par value $0.01 per share (the "Class B Common"), entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the fifteen directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.
At the Annual Meeting, in accordance with Delaware law and our Amended and Restated Bylaws ("Bylaws"), the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting. The inspectors of election will also treat proxies held in "street name" by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting ("broker non-votes") as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting.
In accordance with Delaware law, the fifteen director nominees receiving the greatest number of votes will be elected directors. Our Bylaws provide that our Directors are elected by a plurality vote. Shares for which authority is withheld to vote for director nominees and broker non-votes will have no effect on the election of Directors except to the extent the failure to vote for a director nominee results in another nominee receiving a larger number of votes.
Proposals 2 and 4 are advisory in nature and non-binding. Although non-binding, voting on proposal 2 will allow our stockholders to express their opinion regarding Named Executive Officer compensation. In accordance with our Bylaws, we will consider the affirmative vote of the holders of a majority of the voting power of our stock that are present in person or represented by proxy and that are actually voted as approval of proposals 2 and 4, and any additional proposals that are brought before the Annual Meeting.
In accordance with our Bylaws and the New York Stock Exchange ("NYSE") listing standards, the affirmative vote of the holders of a majority of the voting power of our stock that are present in person or represented by proxy and that are actually voted is required to approve Proposal 3.
Abstentions with respect to proposals 2, 3 and 4, and broker non-votes in respect of proposals 2 and 3 will not be counted and will have no effect for purposes of determining whether a proposal has received the requisite approval by our stockholders. Because proposal 4 is considered "routine," brokers or other nominees will be able to vote shares with respect to this proposal without instructions and there will be no broker non-votes.
In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date or dates, without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

PART ONE - CORPORATE GOVERNANCE INFORMATION

Composition of the Board
Directors are elected at each annual meeting to serve for a one-year term until the next annual meeting and/or until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal. During 2025, our Board of Directors consisted of fifteen directors.

Directors' Meetings and Committees
The Board of Directors has an Audit Review Committee, a Nominating and Corporate Governance Committee ("NCG Committee"), a Compensation and Human Capital Committee (the "Compensation Committee"), a Planning Advisory Committee, a Finance Committee and an Executive Committee. The current members and responsibilities of such committees are as follows:

Name	Independent	Audit Review	Nominating and Corporate Governance	Compensation and Human Capital	Planning Advisory	Finance	Executive
Colleen R. Batcheler	Yes	X	X
James B. Bemowski	Yes				X	X
J.C. Butler, Jr.	No				X	Chair	X
Gary L. Collar	Yes	X		X
Carolyn Corvi	Yes	X	X	X	Chair	X	X
Edward T. Eliopoulos*	Yes	Chair		X			X
John P. Jumper*	Yes	X	X	Chair			X
Dennis W. LaBarre	Yes	X	Chair		X	X	X
Ann A. O'Hara	Yes	X			X
H. Vincent Poor	Yes		X	X
Rajiv K. Prasad	No
Alfred M. Rankin, Jr.	No				X	X	Chair
Claiborne R. Rankin	No					X
Britton T. Taplin	Yes					X
David B.H. Williams	No					X
*Audit Committee Financial Expert as defined by the U.S. Securities and Exchange Commission ("SEC") and NYSE listing standards.
Our Board of Directors held four meetings in 2025. During 2025, all of the directors attended at least 75% of the total meetings held by our Board of Directors and by the committees on which they served.
In accordance with the rules of the NYSE, our independent directors are scheduled to meet in executive session, without management, once a year. Additional meetings of the independent directors may be scheduled when the independent directors believe such meetings are desirable. As determined by the Board of Directors, the principal subject matter of each meeting will determine which independent director will preside at such meeting. A meeting of the independent directors, without management, was held on August 13, 2025.
    We hold a regularly scheduled meeting of our Board of Directors in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. With the exception of one excused absence, all of our directors attended the 2025 annual meeting in person.

Audit Review Committee
2025 Meetings: 5	•	The Audit Review Committee has the responsibilities set forth in its charter, including:
Members:		•	reviewing the quality and integrity of our financial statements;
Colleen Batcheler		•	monitoring our compliance with legal and regulatory requirements;
Gary L. Collar		•	reviewing the adequacy of our internal controls;
Carolyn Corvi		•	setting our guidelines and policies to monitor and control our major financial risk exposures;
Edward T. Eliopoulos		•	reviewing the qualifications, independence, selection and retention of the independent
(Chair)			registered public accounting firm;
John P. Jumper		•	reviewing the performance of our internal audit function and independent registered public accounting
Dennis W. LaBarre			firm;
Ann A. O'Hara		•	assisting our Board of Directors and the Company in interpreting and applying our
Corporate Compliance Program and other issues related to corporate and employee ethics;
		•	preparing the Annual Report of the Audit Review Committee to be included in our Proxy Statement;
		•	reviewing related-party transactions;
		•	reviewing and discussing corporate governance disclosures; and
		•	reviewing the Company’s artificial intelligence, cybersecurity and data privacy risks, controls and procedures.
	•	No member of the Audit Review Committee serves on more than three public company audit committees.
	•	The Board has determined that all members are independent and financially literate under NYSE listing standards and rules of the SEC.
	•	Consistent with applicable laws, rules and regulations, the Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more subcommittees of the Audit Committee.
	•	The Board has determined that Messrs. Eliopoulos and Jumper are each an "audit committee financial expert" as defined by the SEC and that each has accounting and related financial management expertise as required by NYSE listing standards.

Nominating and Corporate Governance Committee
2025 Meetings: 4	•	The NCG Committee has the responsibilities set forth in its charter, including
Members:		•	reviewing and making recommendations to our Board of Directors of the criteria for membership
Colleen R. Batcheler		•	reviewing and making recommendations to our Board of Directors of the optimum number and
Carolyn Corvi			qualifications of directors believed to be desirable;
John P. Jumper		•	implementing and monitoring a system to receive suggestions for nominees to directorships of the
Dennis W. LaBarre (Chair)			Company;
H. Vincent Poor		•	identifying qualified candidates and making recommendations to our Board of Directors of specific candidates for membership on our Board of Directors;
		•	reviewing our Corporate Governance Guidelines and recommending changes as appropriate;
		•	overseeing evaluations of the Board of Directors' effectiveness;
		•	annually reporting to the Board of Directors its assessment of our Board of Director's performance;
		•	considering director candidates recommended by our stockholders, see "Procedures for
Submission and Consideration of Director Candidates" on page 46;
		•	recommending the creation or modification of committees of the Board of Directors;
		•	reviewing, at least annually, reports from management regarding the Company's policies, practices, performance and progress with respect to strategic issues such as climate change and environmental sustainability, competition and antitrust and responsible sourcing;
		•	overseeing director education programs on relevant topics, including among other matters, ethics, compliance, governance, cybersecurity and matters relating to our business;
		•	overseeing director education programs on relevant topics, including among other matters, ethics, compliance, governance, cybersecurity and matters relating to our business; and
		•	evaluating Director resignations, if any, and recommending to the Board of Directors whether such resignations should be accepted.

Nominating and Corporate Governance Committee (continued)
•	The Board has determined that all members are independent under the NYSE listing standards.
•	Consistent with applicable laws, rules and regulations, the Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more subcommittees of the NCG Committee.
•	The NCG Committee may consult with members of the Rankin and Taplin families, including Alfred M. Rankin, Jr. ("Mr. A. Rankin"), regarding the composition of our Board of Directors.

Compensation and Human Capital Committee
2025 Meetings: 4	•	The Compensation Committee has the responsibilities set forth in its charter, including:
Members:		•	develop and establish guidelines for the administration of the Company’s compensation policies and
Gary L. Collar			programs for all employees, including senior managers, executive officers and directors;
Carolyn Corvi		•	providing strategic guidance on the development of human capital strategies and programs to support
Edward T. Eliopoulos			the Company's strategic business plan;
John P. Jumper (Chair)		•	evaluating the performance of the Chief Executive Officer ("CEO"), other executive officers and
H. Vincent Poor			senior managers in light of these goals and objectives;
		•	determining and approving CEO, other executive officer and senior manager compensation levels;
		•	establishing guidelines for administering the Company's compensation policies and programs for all employees;
		•	considering whether the risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on the Company;
		•	making recommendations to our Board of Directors, where appropriate or required, and the taking of other actions with respect to all other compensation matters, including incentive compensation plans and equity-based plans;
		•	periodically reviewing the compensation of our Board of Directors;
		•	reviewing and approving the Compensation Discussion and Analysis and preparing the annual Compensation Committee Report to be included in our Proxy Statement; and
		•	reviewing and discussing with management the Company's engagement with and responsiveness to the stockholder advisory vote on executive compensation.
	•	The Board of Directors has determined that all members are independent under the NYSE listing standards and the rules of the SEC.
	•	The Compensation Committee may, in its discretion, subject to applicable law, delegate all or a portion of its duties and responsibilities to one or more subcommittees of the Compensation Committee or, in appropriate cases, to our senior managers.
	•	The Compensation Committee retains and receives assistance in the performance of its responsibilities from an internationally recognized compensation consulting firm, discussed under the heading "Compensation Consultants" on page 20.

Planning Advisory Committee
2025 Meetings: 3	•	The Planning Advisory Committee has the responsibilities set forth in its charter, including:
Members:		•	acting as a key participant, resource and advisor on various operational matters;
James B. Bemowski		•	reviewing and advising on a preliminary basis possible acquisitions, divestitures and other
J.C. Butler, Jr.			transactions identified by management for possible consideration of the full Board of Directors;
Carolyn Corvi (Chair)		•	considering and recommending to the Board of Directors special advisory roles for directors
Dennis W. LaBarre			who are not members of the Planning Advisory Committee; and
Ann A. O'Hara		•	providing general oversight on behalf of the Board of Directors with respect to stockholder
Alfred M. Rankin, Jr.			interests and the Company's evolving structure and stockholder base.

Finance Committee
2025 Meetings: 3	•	The Finance Committee has the responsibilities set forth in its charter, including:
Members:		•	reviewing the financing and financial risk management strategies for the Company and its
James B. Bemowski			principal operating subsidiary; and
J.C. Butler, Jr. (Chair)		•	making recommendations to the Board on matters concerning finance.
Carolyn Corvi
Dennis W. LaBarre
Alfred M. Rankin, Jr.
Claiborne R. Rankin
Britton T. Taplin
David B.H. Williams

Executive Committee
2025 Meetings: 1	•	The Executive Committee's responsibilities include acting on behalf of the Board on matters requiring
Members:		Board action between meetings of the full Board.
J.C. Butler, Jr.	•	All members, except Messrs. Butler and A. Rankin, are independent.
Carolyn Corvi
Edward T. Eliopoulos
John P. Jumper
Dennis W. LaBarre
Alfred M. Rankin, Jr. (Chair)

Board Leadership Structure
Our corporate governance structure provides the Board flexibility to determine the appropriate leadership structure for the Company and whether the roles of Chairman and Chief Executive Officer should be separated or combined. The Board considers many factors in making this decision, including the needs of the Company, the Board's assessment of the leadership structure, long-term succession planning and the best interests of the stockholders. The Board has long recognized that circumstances may lead it to change the leadership structure based upon its determination of these factors. In 2023, the Board decided to separate the roles of Chairman and Chief Executive Officer. The Board believes that its current leadership structure is appropriate and meets the Company's current needs. The Board will regularly assess its leadership structure to determine whether the leadership structure is the most appropriate for the Company at the time.
Mr. A. Rankin serves as the Executive Chairman of the Board and Mr. Prasad serves as the Company's Chief Executive Officer. As Chief Executive Officer, Mr. Prasad is responsible for managing the Company's daily operations and setting its strategic objectives, with oversight from the Board. Mr. Prasad's extensive knowledge of the Company's operations and strategies and his engineering and product development expertise were key factors in the Board’s decision to appoint Mr. Prasad as the Company’s Chief Executive Officer and to separate the roles of Chairman and Chief Executive Officer.
The Board believes that Mr. A. Rankin is the most appropriate person to serve as our Executive Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business given his long and valuable tenure with the Company. In his role, Mr. A. Rankin is able to continue to:
•utilize the individual qualifications, skills and experience of the other members of the Board to maximize their contributions to the Board;
•assess whether each other member of the Board has sufficient knowledge and understanding of our business to enable them to make informed judgments;
•focus the Board on the most significant strategic goals and risks of our business;
•facilitate the flow of information between the Board and management; and
•provide the perspective of a long-term stockholder.
In addition, with a particular focus on strategic matters, Mr. A. Rankin provides assistance to our Chief Executive Officer by attending selected internal business management meetings and meeting with our Chief Executive Officer, as necessary.
The NCG Committee and the Board regularly evaluate the Board’s leadership structure. Based on these evaluations, the NCG Committee recommends to the Board the leadership structure it believes is in the best interests of the Company and its stockholders.
We do not assign a lead independent director. At meetings of the independent directors, the principal subject matter of each meeting determines the independent director who will preside at such meeting.

Board Oversight of Risk Management
The Board believes that strong and effective controls and risk management processes are essential components needed to achieve long-term stockholder value. The Board, directly and through its committees, is responsible for overseeing risks that potentially affect the Company. Each Board committee is responsible for oversight of risk categories related to the committee's specific function, while our full Board exercises ultimate responsibility for overseeing risk management as a whole. The respective areas of risk oversight exercised by our Board and its committees are as follows:

Board/Committee		Primary Areas of Risk Oversight
Full Board	•	Oversees overall Company risk management procedures, including operational and strategic, and regularly receives and evaluates reports and presentations from the chairs of the Audit Review, NCG, Compensation, Planning Advisory and Finance Committees on risk-related matters falling within each respective committee's oversight responsibilities
Audit Review Committee	•	Oversees financial and legal risks by regularly reviewing reports and presentations given by management, including our Senior Vice President, General Counsel and Secretary; Senior Vice President, Chief Financial Officer and Treasurer; Vice President, Controller and Chief Accounting Officer; and Director, Internal Audit, as well as other operational Company personnel, and evaluates potential related-person transactions
	•	Regularly reviews our risk management practices and risk-related policies (for example, the Company's Code of Corporate Conduct and legal and regulatory reviews) and evaluates potential risks related to internal control over financial reporting
	•	Reviews risks related to strategic disclosures
Reviews risks related to information technology, artificial intelligence and data privacy
	•	Reviews risks related to cybersecurity, which includes reviewing the state of our cybersecurity program and emerging cybersecurity developments and threats, steps management has taken to monitor and mitigate such exposures, and any required disclosure
Nominating and Corporate Governance Committee	•	Oversees potential risks related to our governance practices by, among other things, reviewing succession plans and performance evaluations of the Board and CEO
Compensation and Human Capital Committee	•	Oversees potential risks related to the design and administration of our compensation plans, policies and programs, including our performance-based compensation programs, to promote appropriate incentives that do not encourage unnecessary and excessive risk-taking by our executive officers or other employees
	•	Provides strategic guidance and review on the development of human capital strategies and programs to support the Company's strategic business plan and reduce risks related to human capital
Planning Advisory Committee	•	Assists the Board in its oversight of the Company's key strategies, projects and initiatives
Finance Committee	•	Regularly reviews risks related to financing and other risk management strategies, including reviews of our insurance portfolios

Governance
Our Board has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Rankin families, we may qualify as a "controlled company," as defined in Section 303A of the listing standards of the NYSE. Under the listing standards of the NYSE, a controlled company is not required to comply with certain corporate governance requirements. Such requirements include having a majority of independent directors and having a nominating and corporate governance committee and compensation committee composed entirely of independent directors, each with written charters and annual performance evaluations for each committee.
Although Hyster-Yale may qualify as a controlled company, our Board evaluates its governance practices annually and has elected not to make use of any of the exceptions to the NYSE listing standards that are available to controlled companies. Accordingly, the majority of the members of our Board are independent, as described in the NYSE listing standards. Our Audit Review Committee, NCG Committee and Compensation Committee are all composed entirely of independent directors. Each committee has a written charter that describes the purpose and responsibilities of the committee, and each committee conducts an annual evaluation of its performance based on the responsibilities set forth in its charter.
The Board of Directors sets the tone for our Company and it provides a foundation for strong governance practices. Our Board reflects a balance of longer-tenured members with in-depth knowledge of our business, and newer members who bring valuable additional attributes, skills and experience. We believe this combination results in a well-balanced membership that combines a diversity of experience, skill and intellect that enables the Company to pursue its strategic objectives effectively.
Annually, each committee reviews their respective charter to determine if there are any emerging issues that warrant that charter be amended to ensure that the appropriate committee has been assigned oversight.

Code of Corporate Conduct
We have adopted a code of ethics, entitled "Code of Corporate Conduct," applicable to all directors and our personnel, including the principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions. Waivers of our Code of Corporate Conduct, if any, for our directors or executive officers may be disclosed on our website, by press release or by filing a Current Report on Form 8-K with the SEC. The Code of Corporate Conduct and the Independence Standards for Directors, as well as each of the charters of the Audit Review Committee, NCG Committee and Compensation Committee, are available free of charge on our website at https://www.hyster-yale.com, under the heading "Corporate Governance." The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement and you should not consider such information to be part of this Proxy Statement.

Insider Trading Policy
    We have adopted an insider trading policy governing the purchase, sale, and other disposition of our securities by directors, officers, and employees, and by the Company. This policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations and listing standards applicable to the Company. A copy of our insider trading policy is available as Exhibit 19.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2025.

Hedging and Speculative Trading Policies and Limited Trading Windows
    The Company prohibits officers, directors, direct reports of the Chief Executive Officer and certain professionals in the Company's Finance department from purchasing financial instruments, including pre-paid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that are designed or have the effect of hedging or offsetting any change in the market value of equity securities granted to the officer or director by the Company as part of his or her compensation or held, directly or indirectly, by the officer or director.
    As noted elsewhere in this Proxy Statement, restricted shares of Class A Common that are issued to directors and certain senior management employees of the Company for compensatory purposes are generally subject to transfer restrictions from the last day of the applicable performance period and, during that time period, the restricted shares may not be transferred (subject to certain exceptions). Directors and the most senior management employees of the Company are required to hold restricted shares for ten years while less senior management employees of the Company are required to hold restricted shares for periods of either four years or seven years. While the Company does not have a policy explicitly preventing employees, including executive officers and senior managers, or directors from pledging shares of non-restricted Class A Common or Class B Common, prior approval from the Company's Senior Vice President, General Counsel and Secretary is required.

Review and Approval of Related-Party Transactions
The Audit Review Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related-person transactions in order to enable the Audit Review Committee to determine whether we have, or a related person has, a direct or indirect material interest in the transaction.
In the course of the review of a potentially material related-person transaction, the Audit Review Committee considers:
•the nature of the related-person's interest in the transaction;
•the material terms of the transaction, including, without limitation, the amount and type of transaction;
•the importance of the transaction to the related person;
•the importance of the transaction to the Company;
•whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and
•any other matters the Audit Review Committee deems appropriate.
    Based on this review, the Audit Review Committee will determine whether to approve or ratify any transaction that is directly or indirectly material to us or a related person.
Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.

Communication with Directors
Our stockholders and other interested parties may communicate with our Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to: Hyster-Yale, Inc., 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our or our principal operating subsidiary's business or communications that relate to improper or irrelevant topics.

Report of the Audit Review Committee
The Audit Review Committee has reviewed and discussed with our management and Ernst & Young LLP, our independent registered public accounting firm, our audited consolidated financial statements contained in our Annual Report to Stockholders for the year ended December 31, 2025. The Audit Review Committee also has reviewed and discussed with management and Ernst & Young LLP the assessment of the Company’s internal control over financial reporting at December 31, 2025.
The Audit Review Committee has also discussed with our independent registered public accounting firm the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC.
The Audit Review Committee has received and reviewed the written disclosures and the independence letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP's communications with the Audit Review Committee concerning independence, and has discussed with Ernst & Young LLP its independence.
    Based on the review and discussions referred to above, the Audit Review Committee recommended to the Board of Directors (and the Board of Directors subsequently approved the recommendation) that the audited consolidated financial statements for 2025 be included in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC.
EDWARD T. ELIOPOULOS (CHAIR)
COLLEEN R. BATCHELER
GARY L. COLLAR
CAROLYN CORVI
JOHN P. JUMPER
DENNIS W. LABARRE
ANN A. O'HARA

PART TWO - PROPOSALS TO BE VOTED ON AT THE 2026 ANNUAL MEETING

Election of Directors (Proposal 1)

Director Nominee Information
It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees named in the following table to serve as directors for a term until the next annual meeting and until their successors are elected, unless contrary instructions are received. The Board of Directors has fixed the total number of directors to be elected at the Annual Meeting at fifteen. All of the nominees listed below currently serve as our directors and were elected at our 2025 annual meeting of stockholders. If, in the judgment of the proxy holders, an unexpected occurrence should make it necessary to substitute another person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.
The disclosure below provides information as of the date of this Proxy Statement about each director nominee. The information presented is based upon information each director has given us about his or her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly held companies for which he/she currently serves as a director or has served as a director during the past five years. We have also presented information regarding each nominee's specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he/she should serve as a director. We believe that the nomination of each of our director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and each nominee has the judgment, skill, independence and experience required to serve as a member of our Board of Directors. Each director has also demonstrated a strong commitment of service to the Company.

Name	Age	Principal Occupation and Business Experience During Last Five Years and other Directorships in Public Companies	Director Since
Colleen R. Batcheler	52	Senior Vice President, External Affairs, General Counsel and Corporate Secretary, Hormel Foods Corporation (a global branded food company) ("Hormel Foods") from May 2025 to present, and Senior Vice President, External Affairs and General Counsel of Hormel Foods from June 2024 to April 2025. Executive Vice President, General Counsel and Secretary of Hertz Global Holding, Inc. (a worldwide vehicle rental company) from May 2022 to April 2024. Executive Vice President, General Counsel and Corporate Secretary of Conagra Brands, Inc. (a food manufacturer) from prior to 2021 to April 2022.

		Ms. Batcheler is a business-oriented lawyer with more than 27 years of experience advising public companies. These experiences allow her to provide our Board of Directors with an expansive view of legal and compliance issues. Her skills also provide invaluable insight into corporate governance matters.	2023
James B. Bemowski	72	Retired Senior Advisor for Doosan Corporation (a South Korean Conglomerate). Since prior to 2021 to present, a member of Claremont McKenna College Board of Trustees and a member of the Board of Advisors of Southern Capital (a Singapore-based private equity firm). As of July 2025, Chairman, Emeritas of the Corporate Directors Roundtable of Orange County.

		With greater than 37 years of combined experience through his various positions with Doosan and McKinsey & Company, as a director and office manager in Asia, Mr. Bemowski brings a depth of understanding of Asian market business practices, including in the forklift business. In addition, he has extensive knowledge in the areas of financial services, acquisitions, restructuring, alliances and private equity. He also brings to our Board practical insights with respect to the global steel, energy and materials businesses.	2018
J.C. Butler, Jr.	65
President and Chief Executive Officer of NACCO Industries, Inc. ("NACCO") (a mining and natural resources company and our parent company prior to our spin-off in 2012) since prior to 2021. Director of NACCO since prior to 2021 and of Hamilton Beach Brands Holding Company ("HBBHC") (a designer, manufacturer and distributor of home appliances and commercial restaurant equipment) since prior to 2021. Mr. Butler also serves on the boards of the National Coal Council and the National Mining Association and is a member of the Management Committee of the Lignite Energy Council.

With over 20 years of service as a member of senior management at NACCO while we were its wholly owned subsidiary, including as Treasurer of Hyster-Yale Materials Handling, Inc. (f/k/a Hyster-Yale Group, Inc.) ("HYMH"), our principal operating subsidiary, Mr. Butler has extensive knowledge of our operations and strategies.
			2012
Gary L. Collar	69	Retired Senior Vice President and General Manager of Europe, Africa and Middle East region, followed by the Asia Pacific and Africa region at AGCO Corporation (a manufacturer and marketer of agricultural machinery and solutions). From prior to 2021 to February 2026, Director of Hillenbrand, Inc. (a global diversified industrial goods and machinery company). From April 2024 to present, Director of Proventia Group Oyj (a private company focused on emission controls)

		Mr. Collar has over 20 years of experience leading, managing and overseeing global operations at a Fortune 500 company within the manufacturing industry which enables him to make significant contributions to our Board of Directors. Mr. Collar has considerable experience managing and overseeing labor and human capital risks globally as well as overseeing global development and manufacturing worldwide. In addition, through Mr. Collar's current and prior board and committee experience, he provides valuable insight on executive compensation and related matters.	2024
Carolyn Corvi	74	Retired Vice President and General Manager - Airplane Programs of The Boeing Company (an aerospace company). From prior to 2021 to May 2024, Director of United Continental Holdings, Inc. (an airlines company). From prior to 2021 to present, Director of ATI Inc. (a producer of high-performance materials).

		Ms. Corvi's experience in general management, including her service as vice president and general manager of a major publicly traded corporation, enables her to make significant contributions to our Board of Directors. Through this past employment experience and her past and current service on the boards of publicly traded corporations, she offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly traded corporation.	2012
Edward T. Eliopoulos	69	Retired Partner of Ernst & Young LLP (a public accounting firm).

		Mr. Eliopoulos is a certified public accountant with more than 46 years of experience performing, reviewing and overseeing audits of a wide range of global publicly traded companies. In addition, he has significant experience as a member of senior management of a major public accounting firm. These attributes, skills and qualifications combined with his educational background in accounting, SEC rules and regulations enable him to provide our Board with vast financial, accounting, and corporate governance expertise. Mr. Eliopoulos also has served on the board of A. Schulman, Inc., as well as privately held companies and numerous non-profit and community boards.	2020

Name	Age	Principal Occupation and Business Experience During Last Five Years and other Directorships in Public Companies	Director Since
John P. Jumper	81	Retired Chief of Staff, United States Air Force. From prior to 2021 to present, President, John P. Jumper & Associates (aerospace consulting). From prior to 2021 to present, Director of NACCO. From prior to 2021 to May 2025, Director of HBBHC.

		Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that make him a significant contributor to our Board. General Jumper's current and prior service on the boards of other publicly traded corporations, as well as chairman and chief executive officer of two Fortune 500 companies, allow him to provide valuable insight to our Board on matters of corporate governance and executive compensation policies and practices. In addition, General Jumper brings extensive cybersecurity knowledge and expertise to our Board. His cybersecurity experience includes overseeing the creation of the first information warfare squadron in the U.S. Air Force during his tenure leading the U.S. Air Force and also serving as CEO of Leidos Holdings, Inc., which is a leading federal cybersecurity contractor for the U.S. Department of Defense, U.S. Department of Homeland Security and United States Intelligence Communities including the National Security Agency.	2012
Dennis W. LaBarre	83	Retired Partner of Jones Day (a law firm). From prior to 2021 to present, Director of NACCO. From prior to 2021 to present, Director of HBBHC.

		Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he has over 32 years of experience as a member of senior management of a major international law firm. These experiences enable him to provide our Board of Directors with an expansive view of legal and business issues, which is further enhanced by his extensive knowledge of us as a result of his many years of service on NACCO's board and through his involvement with numerous board committees.	2012
Ann A. O'Hara	55	Advisor to Huhtamaki OYJ's North America business segment (a producer of fiber, paper and plastic-based consumer primary packaging, food service packaging and retail disposable tableware products) from March 14, 2026 to present. President of Huhtamaki OYJ's North America business segment from prior to 2021 to March 13, 2026.

		Ms. O'Hara is a global executive with more than 30 years of experience transforming and leading businesses across various geographies and for different segments of the consumer products supply chain. She has led businesses successfully to growth and profitability targets both organically and through acquisitions and integrations. She brings a wealth of experience to the Board and strengthens the Company's governance and oversight capabilities with her operational and financial acumen.	2024
H. Vincent Poor	74	Michael Henry Strater University Professor of Electrical Engineering at Princeton University since prior to 2021 to present; Professor of Electrical Engineering since prior to 2021 to present; Associated Faculty, Princeton Environmental Institute since prior to 2021 to present; Associated Faculty, Program in Applied and Computational Mathematics since prior to 2020 to present; Associated Faculty, Andlinger Center for Energy and Environment since prior to 2021 to present. A member of the U.S. National Academy of Engineering and a former Guggenheim Fellow.

		Dr. Poor’s broad experience in the fields of signal processing, machine learning and data science have opened new horizons in wireless communications and related fields. In this context, his extensive skills and knowledge allow him to provide valuable insight to our Board on matters related to telemetry and electrical engineering.	2017
Rajiv K. Prasad	62	Chief Executive Officer of the Company since May 2023 to present. President of the Company since February 2021 to present. President and Chief Executive Officer of HYMH from prior to 2021 to December 2024 and Chairman of HYMH from January 2025 to present.

		With over 15 years of service in the Company's senior management, including as President and Chief Executive Officer of HYMH, Mr. Prasad has extensive knowledge of our operations and strategies. He was charged with providing the strategic vision, global leadership and guidance to keep the Company moving forward. He has also held the role of Chief Product and Operations Officer of the Company where he guided all aspects of product development, manufacturing, quality, supply chain and IT. His engineering and product development experience allows him to provide invaluable insight into the Company's long-term strategic plans.	2023

Name	Age	Principal Occupation and Business Experience During Last Five Years and other Directorships in Public Companies	Director Since
Alfred M. Rankin, Jr.	84	Executive Chairman of the Company since May 2023 to present and Chairman of HYMH since prior to 2021 to December 2024. Chairman and Chief Executive Officer of the Company from prior to 2021 to May 2023. President of the Company since prior to 2021 to February 2021. Since prior to 2021 to present, Non-Executive Chairman of NACCO and NACCO’s principal subsidiary, NACCO Natural Resources Corporation. Since prior to 2021 to present, Non-Executive Chairman of HBBHC and its principal subsidiary, Hamilton Beach Brands ("HBB").

		In over 50 years of service to NACCO, our former parent company, as a Director and over 25 years in senior management of NACCO and approximately 10 years in senior management of the Company, Mr. A. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insight resulting from his service on the boards of other publicly traded corporations and the Federal Reserve Bank of Cleveland. Additionally, through his dedicated service to many of Cleveland’s cultural institutions, he provides a valuable link between our Board, the Company, and the community surrounding our corporate headquarters. Mr. A. Rankin is also the grandson of the founder of NACCO and additionally brings the perspective of a long-term stockholder to our Board.	2012
Claiborne R. Rankin	75
Managing Director of NCAF Management, LLC, the managing member of North Coast Angel Fund, LLC (a private firm specializing in venture capital and investments) from prior to 2021 to present. Managing Partner of Sycamore Partners, LLC, the Managing Director of NCAF Management II, LLC and managing member of North Coast Angel Fund II, LLC (each a private firm specializing in venture capital and investments) from prior to 2021 to present. Mr. C. Rankin also serves as Chairman of the Board of TPA Stream Inc. (a benefits administration technology company) since prior to 2021 to present. Mr. C. Rankin also is a Director of the Angel Capital Association since May 2020 to present.

Mr. C. Rankin is the grandson of the founder of NACCO. As a member of the board of HYMH for more than 20 years, Mr. C. Rankin has extensive knowledge of the lift truck industry and the Company. This experience and knowledge, his venture capital experience and the perspective of a long-term stockholder enable him to contribute to our Board of Directors.
			2012
Britton T. Taplin	69	Self-employed (personal investments). From prior to 2021 to present, Mr. Taplin serves as a Director of NACCO. From prior to 2021 to present, Mr. Taplin serves as a Director of HBB. As a member of our Board for more than 15 years, Mr. Taplin has extensive knowledge of the forklift truck industry and the Company. Mr. Taplin is the grandson of the founder of NACCO and brings the perspective of a long-term stockholder to our Board of Directors.	2012
David B.H. Williams	56	President and Partner of the law firm Williams, Bax & Saltzman, P.C. from prior to 2021 to present. Mr. Williams is a lawyer with more than 30 years of experience providing legal counsel to businesses in connection with litigation and commercial matters. Mr. Williams' substantial experience as a litigator and commercial advisor enables him to provide valuable insight on business and legal issues pertinent to the Company.	2020

J.C. Butler, Jr. is the son-in-law of Mr. A. Rankin and, as indicated on the Director Compensation Table shown on page 12, in 2025 Mr. Butler received $268,518 in total compensation from us as a director.
    David B.H. Williams is the son-in-law of Mr. A. Rankin and, as indicated on the Director Compensation Table shown on page 12, in 2025 Mr. Williams received $235,294 in total compensation from us as a director.
    Claiborne R. Rankin is the brother of Mr. A. Rankin and, as indicated on the Director Compensation Table shown on page 12, in 2025 Mr. C. Rankin received $233,537 in total compensation from us as a director.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE DIRECTOR NOMINEES PRESENTED IN PROPOSAL 1.

Director Compensation
The following table sets forth all compensation of the directors, other than Messrs. A. Rankin and Prasad, for services as our directors and as directors of certain of our operating subsidiaries. Messrs. A. Rankin and Prasad served as executive officers of the Company during 2025, and as a result did not receive any compensation for their services as directors. Messrs. A. Rankin and Prasad's compensation for services as two of our Named Executive Officers is shown in the Summary Compensation Table on page 32.
2025 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Colleen R. Batcheler	$101,079	$139,624	$8,413	$249,116
James B. Bemowski	$101,079	$139,624	$8,334	$249,037
J.C. Butler, Jr.	$123,579	$139,624	$5,315	$268,518
Gary L. Collar (4)	$173	$233,596	$7,913	$241,682
Carolyn Corvi	$148,579	$139,624	$7,819	$296,022
Edward T. Eliopoulos	$121,079	$139,624	$7,913	$268,616
John P. Jumper	$128,579	$139,624	$5,191	$273,394
Dennis W. LaBarre	$158,579	$139,624	$5,158	$303,361
Ann A. O'Hara	$101,079	$139,624	$7,026	$247,729
H. Vincent Poor	$101,079	$139,624	$8,285	$248,988
Claiborne R. Rankin	$88,579	$139,624	$5,334	$233,537
Britton T. Taplin	$88,579	$139,624	$4,315	$232,518
David B.H. Williams	$88,579	$139,624	$7,091	$235,294
(1)The amounts in this column reflect the annual retainers and other fees earned by our directors for services rendered in 2025. They also include payment for certain fractional shares of Class A Common that were earned and cashed out under the Hyster-Yale, Inc. (f/k/a Hyster-Yale Materials Handling, Inc.) Non-Employee Directors' Equity Compensation Plan (the "Non-Employees Directors' Plan") described below.
(2)In addition to the Mandatory Shares, the Non-Employee Directors' Plan permits directors to elect to receive all or part of the remainder of the retainer and all fees in the form of shares of Class A Common (the "Voluntary Shares"). Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares and Voluntary Shares that were granted to directors under the Non-Employee Directors' Plan, determined pursuant to the Financial Accounting Standards Board Accounting Standards Codification Topic 718, which we refer to as "FASB ASC Topic 718." See Note 5 of the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 for more information regarding the accounting treatment of our equity awards. Mandatory and Voluntary Shares are immediately vested when granted. Therefore, no equity awards remained outstanding at the end of 2025. For more information on restrictions applicable to Mandatory and Voluntary Shares, refer to the description of the Non-Employee Directors' Plan described below.
(3)The amount listed includes: (a) Company-paid life-insurance premiums for the benefit of the director; (b) other Company-paid premiums for accidental death and dismemberment insurance for the directors and their spouses; and (c) personal excess liability insurance premiums for the directors and immediate family members. The amount listed also includes charitable contributions made in our name on behalf of the director and spouse under our matching charitable gift program in the amount of $2,000 for Mr. Claiborne Rankin, $4,000 for Mr. Taplin, $4,500 for each of Mr. Collar, Ms. Corvi, and Mr. Eliopoulos, and $5,000 for each of the remaining directors.
(4)Mr. Collar elected to receive Voluntary Shares in lieu of cash fees earned.
Description of Material Factors Relating to the Director Compensation Table
In accordance with the terms of the Director Fee Policy and the Non-Employee Directors' Plan (discussed below in Proposal 3), each non-employee director was entitled to receive the following annual compensation for service on our Board of Directors:
•an annual retainer of $226,000 ($150,000 of which was to be paid in the form of Mandatory Shares, as described below);
•an additional fee of $12,500 for each committee of our Board of Directors on which the director served (other than the Executive Committee);
•an additional retainer of $10,000 for each committee of our Board of Directors on which the director served as chairman (other than the Audit Review Committee and the Compensation Committee); and
•an additional retainer of $20,000 for the chair of the Audit Review Committee of our Board of Directors and an additional retainer of $15,000 for the chair of the Compensation Committee.

The retainers and fees were paid quarterly in arrears. A director beginning or ceasing service shall have their retainer(s) adjusted based on the days during the calendar quarter in which the director served. Each director was also reimbursed for expenses incurred as a result of attendance at meetings. We also occasionally made a private aircraft available to directors for attendance at meetings of our Board of Directors and subsidiary Board of Directors.
Any fractional shares were paid in cash. The actual number of Mandatory Shares issued to a director is determined by the following formula: the quotient of (i) the dollar value of the portion of the $150,000 retainer that was earned by the director each quarter, divided by (ii) the average closing price of shares of Class A Common on the NYSE for the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week during such calendar quarter.
These shares are fully vested on the date of grant, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. The shares, however, cannot be assigned, pledged or otherwise transferred by the director other than:
•by will or the laws of descent and distribution;
•pursuant to a qualifying domestic relations order; or
•to a trust or partnership for the benefit of the director or his or her spouse, children or grandchildren.
These restrictions lapse on the earliest to occur of:
•ten years after the last day of the calendar quarter for which such shares were earned;
•the director's death or permanent disability;
•five years from the date of the director's retirement;
•the date that a director is both retired from our Board of Directors and has reached age 70; or
•at such other time as determined by the Board of Directors in its sole discretion.
In addition, each director may elect under the Non-Employee Directors' Plan to receive shares of Class A Common in lieu of cash, referred to as Voluntary Shares, for up to 100% of the balance of their retainers. The number of shares issued is determined under the same formula stated above. These Voluntary Shares, however, are not subject to the foregoing transfer restrictions.
Each director also received: (i) Company-paid life insurance in the amount of $50,000; (ii) Company-paid accidental death and dismemberment insurance for the director and spouse; (iii) personal excess liability insurance in the amount of $10 million for the director and immediate family members who reside with the director; and (iv) up to $5,000 per year in matching charitable contributions.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.
Based on our review of Section 16(a) forms and written representations from reporting persons regarding Form 5 filing requirements, we believe that, during 2025, all filing obligations for reporting persons were met, except for Clara Rankin Williams, Helen Rankin Butler, and Chloe O. Rankin, who, due to an administrative error, each filed one late Form 4 related to one transaction.

Advisory Vote to Approve the Company's Named Executive Officer Compensation (Proposal 2)
    As required by applicable law, including Section 14A of the Exchange Act, we are asking you to cast an advisory (non-binding) vote to approve the Company's Named Executive Officer compensation. We believe that stockholders should have the opportunity to vote on the compensation of our Named Executive Officers annually. Following the Annual Meeting, the next such advisory vote is expected to occur at the 2027 annual meeting of stockholders of the Company.
Why You Should Approve our Named Executive Officer Compensation
The guiding principle of the compensation program for senior management employees, including Named Executive Officers, is the maintenance of a strong link among an employee's compensation, individual performance and the performance of the Company as a whole and/or the business unit for which the employee has responsibility. The primary objectives of our compensation program are:
•to attract, retain and motivate talented management;
•to reward management with competitive total compensation for the achievement of specific corporate and individual goals; and
•to make management long-term stakeholders in the Company.
    We encourage stockholders to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis and compensation tables (and accompanying narrative and other disclosures), for a more detailed discussion of all compensation programs and polices. We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals, and that they are aligned with stockholder interests.
We believe that stockholders should consider the following in determining whether to approve this proposal.
Compensation Program is Highly Aligned with Stockholder Value
We seek to achieve the foregoing policies and objectives through a mix of base salaries and incentive plans. Base salaries are set at levels appropriate to allow the incentive plans to serve as significant motivating factors. The Compensation Committee carefully reviews each of these components in relation to our performance. Incentive-based compensation plans are designed to provide significant rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of the senior management employees, including the Named Executive Officers, with our long-term interests.
Strong Pay-for-Performance Orientation
    The short-term and long-term incentive compensation for our employees is substantially performance-based. Although the design of our compensation program offers opportunities for employees to earn truly superior compensation for outstanding results, it also includes significantly reduced compensation for results that do not meet or exceed the previously established performance targets for the year. In years when we have weaker financial results, payouts under the incentive compensation plans will generally be lower. In years when we have stronger financial results, payouts under the incentive compensation plans will generally be greater. In general, all performance targets are set at a scale that encourages performance improvement without requiring outstanding results that would encourage conduct inconsistent with building long-term value. The chosen performance metrics and measurement periods are well-aligned with our business strategy and objectives for long-term value creation for our stockholders.
Compensation Program Has Appropriate Long-Term Orientation
    Our compensation programs and policies have a long-term focus. The purpose of our long-term incentive compensation plan is to enable senior management employees to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our businesses. Our long-term incentive compensation plan generally requires long-term commitment on the part of our senior management employees, and stock sales are generally not permitted for a number of years. Most senior management employees of the Company are required to hold shares for ten years while less senior management employees are required to hold the shares for periods of either four or seven years. Through these restrictions, the awarded amount is effectively invested in the Company for an extended period to strengthen the tie between stockholders' and the Named Executive Officers' long-term interests.
Stockholder Approval
    For the reasons described above, stockholders are asked to cast a non-binding, advisory vote to approve the following resolution that will be submitted for a stockholder vote at the meeting:
    "RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed pursuant to the compensation disclosure and other disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative, is hereby APPROVED."
You may vote "FOR" or "AGAINST" or abstain from voting on the resolution. The result of the say-on-pay vote will not be binding on us or the Board. The final decision on the Company's executive compensation and benefits remains with the Board and the Compensation Committee. We and the Board, however, value the views of our stockholders. The Board and the Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE COMPANY'S NAMED EXECUTIVE OFFICER COMPENSATION DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND NARRATIVE DISCUSSION.

Approval of the Amendment and Restatement of the Company's Non-Employee Directors' Equity Compensation Plan (Proposal 3)
We are asking our stockholders to approve the amendment and restatement of the Company's Non-Employee Directors' Equity Compensation Plan (the "Amended Directors' Plan") that was adopted by our Board on February 11, 2026. A prior version of the Company's plan document was previously approved by stockholders in 2019 and 2023 (the "Current Directors' Plan"). If approved by stockholders, the Amended Directors' Plan continues the Current Directors' Plan.
Our principal reason for adopting the Amended Directors' Plan is to increase the number of Class A Common available for issuance by 100,000 shares. Accordingly, the Amended Directors' Plan provides that 185,481 shares may be issued or transferred under the Amended Directors' Plan on or after May 12, 2026.
In approving the Amended Directors' Plan, the Board also extended its term for 10 years from May 12, 2026 and made certain other immaterial or conforming changes.

Why We Believe You Should Vote for Proposal 3. The Amended Directors' Plan authorizes our Board to provide quarterly retainers to our non-employee directors that are payable partly in cash and partly in Class A Common for the purpose of helping to align the interests of our non-employee directors with the stockholders of the Company and long-term interests of the Company.
We believe our future success depends in part on our ability to attract, motivate and retain high quality non-employee directors. The ability to provide equity-based awards under the Amended Directors' Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our non-employee directors.
We also believe that equity compensation motivates non-employee directors to appropriately focus on actions that enhance stockholder value because they will share in that value enhancement through improved share price performance. Our equity compensation also helps to retain our non-employee directors and to promote a focus on sustained enhancement of stockholder value because our equity compensation awards are generally subject to lengthy transfer restrictions.
As of February 27, 2026, 85,481 Class A Common shares, par value $0.01 per share, remained available for issuance under the Current Directors' Plan. If the Amended Directors' Plan is not approved, we may deem it necessary to increase significantly the cash component of our non-employee director compensation, which may not necessarily align compensation interests with the investment interests of our stockholders as well as alignment provided by equity-based awards. Replacing equity awards with cash would also increase cash compensation expense and use cash that could be better utilized elsewhere.
The following includes (1) aggregated information regarding the dilution associated with the Current Directors' Plan and the potential stockholder dilution that would result if the proposed share increase under the Amended Directors' Plan is approved and (2) our burn rate. As of February 27, 2026, there were 14,452,785 shares of Class A Common outstanding.
Under the terms of the Current Directors' Plan, a maximum of 200,000 shares of Class A Common (subject to adjustment as described in the Current Directors' Plan) were available to be issued as Mandatory and Voluntary Shares, of which 114,519 shares of Class A Common (0.8% of our outstanding Class A Common shares) had been issued and 85,481 shares of Class A Common remained available for issuance as of February 27, 2026. Upon approval of the requested Amended Directors' Plan, the maximum number of shares available for future issuance on or after the effective date as Mandatory and Voluntary Shares under the Amended Directors' Plan will be an aggregate of 185,481 shares of Class A Common (subject to adjustments as described in the Amended Directors' Plan). This breaks down to a new share request of 100,000 shares of Class A Common and 85,481 shares of Class A Common remaining available for issuance. Based on the closing price on the NYSE for our Class A Common Shares on February 27, 2026 of $36.83 per share, the aggregate market value of the 100,000 shares of Class A Common that will be available for future issuance under the Amended Directors' Plan was $3,683,000.
For 2023, 2024 and 2025, we issued Mandatory and Voluntary Shares under the Current Directors' Plan covering 27,001 shares, 27,352 shares, and 44,633 shares, respectively. Based on our basic weighted average shares outstanding for those three years of 17,136,989, 17,442,195 and 17,669,998, respectively, for the three-year period from 2023 through 2025, our average burn rate was 0.2% (our individual years' burn rates were 0.2% for 2023, 0.2% for 2024, and 0.3% for 2025).
In determining the number of shares to request for approval under the Amended Directors' Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage and the facts that (1) we perform an in-depth analysis of our Board compensation package on a triennial basis (and interim reviews at other times) and (2) non-employee directors have the option to receive their entire fees in the form of Voluntary Shares, which would, if elected in full, substantially increase the number of shares required under the plan.
If the Amended Directors' Plan is approved, we intend to utilize the shares authorized under the Amended Directors' Plan to continue our practice of incentivizing directors through equity grants. We currently anticipate that the shares that will be available under the Amended Directors' Plan will last between three and five years, based on our director compensation, recent grant rates, director elections and the approximate current share price, but could last for a different period of time if actual practice does not match recent grant rates, we change the amount of our director compensation materially, our share price changes materially or individual directors elect to receive a higher percentage of their compensation in Voluntary Shares, among other factors. Our Board would retain discretion to determine the amounts of the retainers for our non-employee directors, and future benefits that may be received by participants under the Amended Directors' Plan are not determinable at this time.
We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.
The following summary of the other terms of the Amended Directors' Plan is qualified in its entirety by reference to the Amended Directors' Plan attached to this Proxy Statement as Appendix A.

Purpose. The purpose of this Amended Directors' Plan is to provide for the payment to the non-employee Directors of the Company of a portion of their Directors’ fees in capital stock of the Company in order to further align the interests of the Directors with the stockholders of the Company and thereby promote the long-term interests of the Company.
Administration and Eligibility. The Amended Directors' Plan will be administered by the Board and the Compensation Committee, as applicable, as further described in the Amended Directors' Plan. The Board may alter or amend the Amended Directors' Plan or terminate it entirely. However, amendments to the Amended Directors' Plan will be subject to stockholder approval to the extent (i) required by applicable law or stock exchange requirements or (ii) the alteration or amendment materially increases that total number of shares of Class A Common that may be issued (except for adjustments or additions made pursuant to the Amended Directors' Plan). Furthermore, no such action shall affect a non-employee director’s rights with regard to shares that were previously issued or transferred to the director or that were earned by, but not yet issued or transferred to, the director, without the director’s consent. All non-employee directors of the Company are automatically included as participants in the Plan. As of February 27, 2026, we had 13 non-employee directors. The basis for participation in the Amended Directors' Plan is election or appointment as a Company non-employee director.
Terms and Conditions. Under the Amended Directors' Plan, the directors are required to receive a portion (as determined by the Board) of their annual retainer (in 2025, $150,000 out of $226,000) in shares of Class A Common (as "Mandatory Shares"). They may also elect to receive all or part of the remainder of the retainer and all other fees in the form of Voluntary Shares. The number of shares of Class A Common issued to a director is determined by taking the dollar value of the amount to be received in Mandatory or Voluntary Shares and dividing it by the average closing price of Class A Common on the New York Stock Exchange at the end of each week during each calendar quarter. The amount of any fractional shares will be paid in cash. Further, shares paid under the Amended Directors' Plan are subject to pro-ration in the event that a non-employee director begins or ceases service during the applicable calendar quarter. Shares issued under the Amended Directors' Plan may be shares of original issuance, treasury shares, or a combination of the two.
Mandatory and Voluntary Shares are fully vested on the date of payment, and the director is entitled to ownership rights in such shares, including the right to vote and receive dividends. However, the directors are generally required to hold the Mandatory Shares for a period of ten years from the last day of the calendar quarter for which the Mandatory Shares were earned and, during that ten-year holding period, the Mandatory Shares cannot be assigned, pledged or otherwise transferred except (i) by will or by the laws of descent and distribution, (ii) in the event of divorce, subject to certain limitations as described in the Amended Directors' Plan, or (iii) to a trust or partnership for the benefit of the director or his or her spouse, children or grandchildren (in which case the transfer restrictions remain in effect). The transfer restrictions lapse earlier on the first to occur of (i) death or permanent disability; (ii) five years from the date of the director's retirement from the Board; (iii) the date that a director has both retired from the Board and reached age 70; or (iv) at such other time as determined by the Board in its sole discretion. Voluntary Shares are not subject to such restrictions. All amounts to be settled in Mandatory Shares or Voluntary Shares will be paid in cash if such shares cannot be issued or transferred.
Subject to adjustment as described in the Amended Directors' Plan, the maximum amount paid to a non-employee director in any calendar year beginning on or after January 1, 2019 shall not exceed the greater of (i) $1,250,000 or (ii) the fair market value of 20,000 shares of Class A Common.
Adjustments. The Board will make or provide for such adjustments in the share price used to determine share payouts, in the kind of shares that may be issued or transferred under the Amended Directors' Plan, in the number of shares of Class A Common issuable in the aggregate and to individual directors under the Amended Directors' Plan, in the number of outstanding Mandatory Shares or Voluntary Shares for each non-employee director, and in the terms applicable to Mandatory Shares or Voluntary Shares, as the Board, in its sole discretion, exercised in good faith, determines is equitably required to reflect (1) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (2) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets or issuance of rights or warrants to purchase securities, or (3) any other corporate transaction or event having an effect similar to any of the foregoing (collectively referred to as an "Extraordinary Event"). Moreover, in the event of any such Extraordinary Event, the Compensation Committee may provide in substitution for any or all outstanding Mandatory Shares or Voluntary Shares such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable under the circumstances and shall require in connection therewith the surrender of all Mandatory Shares or Voluntary Shares so replaced.
Effective Date and Plan Term. This Amended Plan was originally effective as of September 28, 2012, and was further amended and restated effective May 17, 2019 and May 9, 2023. This amendment and restatement of the Plan is effective May 12, 2026 (the “Effective Date”), subject to the approval of the Plan by the stockholders of the Company as of such Effective Date. No Mandatory or Voluntary Shares may be issued or transferred under the Amended Directors' Plan on or after May 12, 2036. However, shares issued or transferred prior to the termination of the Amended Directors' Plan will generally continue to be subject to the terms of the Amended Directors' Plan following such termination.
Federal Income Tax Consequences. This is a brief summary of certain Federal income tax consequences under the Amended Directors' Plan based on Federal income tax laws currently in effect. It is presented for the information of stockholders considering how to vote on this Proposal and not for Amended Directors' Plan participants. It is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare or Social Security taxes), or state, local or foreign tax consequences. Generally, the recipient will be required to include as taxable ordinary income in the year of receipt of a retainer payment an amount equal to the amount of cash received and the fair market value of any Mandatory and Voluntary Shares received.
Registration with the SEC. We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of Class A Common under the Amended Directors' Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended Directors' Plan by our stockholders.
Final 2025 Awards and Estimated 2026 Awards. Stock awards under the Current Directors' Plan for 2025 issued to the non-employee directors of the Company are shown in the Director Compensation Table on page 12. Stock awards under the Amended Directors' Plan for 2026 and thereafter are not currently determinable but will be equal to the sum of the Mandatory Shares and Voluntary Shares for each director. Since the amount of Voluntary Shares is dependent on the directors' elections and not currently determinable, the following chart shows the anticipated cash value of the Mandatory Shares for the retainer of the non-employee directors under the Amended Directors' Plan for 2026:
New Plan Benefits - Amended Directors' Plan

Name and Position	Dollar Value(s)(1)(2)

Alfred M. Rankin, Jr. - Chairman and CEO - Hyster-Yale	$ -----
Scott A. Minder - Former Senior Vice President , Chief Financial Officer and Treasurer - Hyster-Yale	$ -----
Rajiv K. Prasad - President – Hyster-Yale	$ -----
Anthony J. Salgado - Chief Operating Officer, HYG - Hyster-Yale	$ -----
Chuck F. Pascarelli - Senior Vice President, President, Americas - HYG	$ -----
Executive Officer Group (8 persons)	$ -----
Non-Executive Director Group (13 persons)	$1,950,000
Non-Executive Officer Employee Group (approximately 7,800 persons)	$ -----
(1)     Executive officers and non-executive employees of the Company or its subsidiaries are not eligible to participate in the
Amended Directors' Plan.
(2)     The only persons who are eligible to participate in the Amended Directors' Plan are the non-employee directors of the
Company. The dollar value shown above is equal to $150,000 of each director's annual retainer of $226,000 for 2025.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 3 TO APPROVE
THE AMENDED DIRECTORS' PLAN.
If the Amended Directors' Plan is not approved by Company stockholders, payments will be made under the Current Directors' Plan and the Director Fee Policy with respect to all compensation earned for services rendered on or after January 1, 2026.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2025 with respect to our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance, aggregated as follows:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Class A Shares:	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	N/A	834,422
Equity compensation plans not approved by security holders	—	N/A	—
Total	—	N/A	834,422
Class B Shares:
Equity compensation plans approved by security holders	—	N/A	—
Equity compensation plans not approved by security holders	—	N/A	—
Total	—	N/A	—

Confirmation of Appointment of Ernst & Young LLP, as the Independent Registered Public Accounting Firm of the Company, for the Current Fiscal Year (Proposal 4)
Ernst & Young LLP has been selected by the Audit Review Committee as the principal independent registered public accounting firm for the current fiscal year for us and certain of our subsidiaries. The appointment of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for confirmation. However, our Board of Directors believes that obtaining stockholder confirmation is a sound governance practice.
It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and, if a representative is in attendance, the representative will be available to answer appropriate questions.
If our stockholders fail to vote on an advisory (non-binding) basis in favor of the confirmation of the appointment of Ernst & Young LLP, the Audit Review Committee will take such actions as it deems necessary as a result of such stockholder vote. Even if the appointment of Ernst & Young LLP is confirmed, the Audit Review Committee may select a different independent registered public accounting firm at any time during fiscal year 2026 if it determines that such a change would be in the best interests of the Company and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE CONFIRMATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2026.
Audit Fees
2025 and 2024 - Ernst & Young LLP billed or will bill us in the aggregate $4.9 million each year for professional services rendered by Ernst & Young LLP in each of 2025 and 2024 for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2025 and 2024 and the review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal years ended December 31, 2025 and 2024, as well as for services provided in connection with statutory audits.
Audit-Related Fees
2025 and 2024 - Ernst & Young LLP billed us in the aggregate less than $0.1 million each year for assurance and related services rendered in each of 2025 and 2024, primarily related to annual subscriptions for accounting reference tools.
Tax Fees
2025 and 2024 - Ernst & Young LLP did not provide services and has not billed us fees for professional tax services in 2025 or 2024.
All Other Fees
2025 and 2024 - Ernst & Young LLP did not provide services and has not billed us fees for services provided, other than the services reported under "Audit Fees" and "Audit-Related Fees" during the fiscal years ended December 31, 2025 and 2024.

Except as set forth above and approved by the Audit Review Committee pursuant to our pre-approval policies and procedures, no assurance or related services, tax compliance, tax advice or tax planning services were performed by the principal independent registered public accounting firm for us during the last two fiscal years.
Pre-Approval Policies and Procedures
Under our pre-approval policies and procedures, only audit, audit-related services and tax services may be performed by our principal independent registered public accounting firm. All audit, audit-related, tax and other accounting services to be performed for us must be pre-approved by our Audit Review Committee. In furtherance of this policy, for 2026, the Audit Review Committee authorized us to engage Ernst & Young LLP for specific audit, audit-related and tax services up to specified fee levels. The Audit Review Committee has delegated to the Chairman of the Audit Review Committee, together with one other Audit Review Committee member, the authority to approve services other than audit, review or attest services, which approvals are reported to the Audit Review Committee at its next meeting. We provide a summary of approvals and commitments at each general meeting of the Audit Review Committee.
The Audit Review Committee has considered whether the providing of the non-audit services to us by Ernst & Young LLP is compatible with maintaining its independence. As a result of the recommendation of the Audit Review Committee, we have adopted policies limiting the services provided by our independent registered public accounting firm that are not audit or audit-related services.

PART THREE - EXECUTIVE COMPENSATION INFORMATION

Summary of Our Named Executive Officer Compensation Program
The material elements of our 2025 compensation objectives and policies as they relate to the Named Executive Officers listed in the Summary Compensation Table on page 32, referred to as the NEOs, are described below. This discussion and analysis should be read in conjunction with all accompanying tables, footnotes and text in the Proxy Statement.
Our executive compensation program strongly ties the compensation of our NEOs to our short-term and long-term business objectives and to stockholder interests. Key elements of compensation included base salary, annual incentive compensation, long-term incentive compensation and defined contribution retirement benefits.

At our 2025 annual meeting of stockholders, the Company received strong support for our compensation program with approximately 99% of the votes cast approving our advisory vote on NEO compensation. The Compensation Committee believes that this overwhelming support validates the philosophy and objectives of our executive compensation program.
Executive Compensation Philosophy
The Compensation Committee designed our executive compensation program to help us attract, retain, motivate, and reward highly qualified senior management employees who are capable of creating and sustaining value for our stockholders. The structure of our executive compensation programs helps us provide competitive compensation and benefits packages while aligning the compensation interests of these employees with the interests of the Company and/or the business units for which they are responsible. Our programs also align senior management employees’ compensation interests with the financial performance of the business -- in the short-term, through variable cash compensation based on our degree of financial and operational performance, and in the long-term through equity- and cash-based incentives. The following chart highlights the key considerations behind the development, review and approval of the 2025 compensation for our NEOs:

What We Do	What We Do NOT Do
Equity compensation awards for the Company's most senior executives, including the NEOs, generally must be held for ten years. Equity awards generally cannot be pledged, hedged or transferred during this time without Compensation Committee approval.	We did not provide our NEOs with employment or individual change in control agreements.
We provided limited change in control protections under our incentive and nonqualified deferred compensation plans that only (i) accelerate the time of payment of previously vested incentive benefits and non-qualified retirement benefits and (ii) provide for pro-rata target incentive payments for the year of any change in control.	We did not provide any tax gross-ups.
We provided a modest level of perquisites, the majority of which were paid in cash, that were determined based on market reasonableness.	We did not have any active defined benefit plans.
We use an independent compensation consultant.	We do not encourage excessive risk taking due to the design of our incentive program awards.
We set our target compensation at the 50th percentile of our chosen compensation comparator and delivered compensation above or below this level based on performance.	We do not pay dividends or dividend equivalents on unearned equity awards.
We designed our compensation program to pay for performance, providing the NEOs an opportunity to earn above-target compensation for outstanding results and significantly reduced compensation for results that fall short of the established performance targets for the year.	We do not allow for the hedging of Company securities.

Compensation Discussion and Analysis
Executive Compensation Governance
The Compensation Committee establishes and oversees the administration of the policies, programs and procedures for compensating our NEOs. The members of the Compensation Committee consist solely of independent directors. The Compensation Committee's responsibilities are listed on page 4.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves or has served on the compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee.
Named Executive Officers for 2025
The NEOs for 2025, all of whom are employed by the Company's U.S. operating subsidiary, HYMH, are listed in the table below:

Name	Titles
Rajiv K. Prasad	President and CEO – Hyster-Yale
Alfred M. Rankin, Jr.	Executive Chairman – Hyster-Yale
Scott A. Minder (1)	Former Senior Vice President, Chief Financial Officer and Treasurer – Hyster-Yale
Anthony J. Salgado (2)	President and Chief Executive Officer, HYMH
Charles F. Pascarelli	Senior Vice President, President, Americas - HYMH
(1)    Mr.Minder resigned as the Company's Senior Vice President, Chief Financial Officer and Treasurer, effective December 31, 2025, to take a position with a different company.
(2)    Mr. Salgado was elected as President and Chief Executive Officer, HYMH, effective January 1, 2025.
Compensation Consultants
The Compensation Committee receives assistance and advice from Korn Ferry, an internationally-recognized compensation consulting firm. Korn Ferry is engaged by and reports to the Compensation Committee and also provides advice and discusses compensation issues directly with management.
Korn Ferry makes recommendations regarding substantially all aspects of compensation for our directors and the NEOs. For 2025, Korn Ferry was engaged in general to make recommendations regarding:
•director compensation levels;
•2025 salary midpoints and compensation levels for the Executive Chairman and Chief Executive Officer positions;
•2025 salary midpoints, incentive compensation targets (calculated as a percentage of salary midpoint) and total target compensation for all senior management positions;
•2025 salary midpoints and/or midpoint range movement for all other employee positions; and
•mid-year salary point levels, salary midpoints and incentive targets for all new senior management positions and/or changes to current senior management positions.
All salary point recommendations are determined through the consistent application of the Korn Ferry salary point methodology, which is a proprietary method that takes into account the know-how, problem-solving and accountability requirements of the position. In 2025, a representative of Korn Ferry attended one meeting of the Compensation Committee and consulted with the Compensation Committee in executive session without management present.
Korn Ferry also provided limited non-executive compensation consulting services to the Company in 2025. However, the Compensation Committee has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act, that could give rise to a potential conflict of interest with respect to Korn Ferry. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Korn Ferry. The Committee has assessed the independence of Korn Ferry.
Korn Ferry's General Industrial Survey - Salary Midpoint
    As a starting point for setting total target compensation for 2025, the Compensation Committee directed Korn Ferry to use its proprietary survey, known as the General Industrial survey, which contains data from a broad group of domestic industrial organizations, but ranging in size from approximately $2.50 billion to approximately $4.99 billion in annual revenues.
    For 2025, participants in the General Industrial survey included 665 parents covering approximately 1.1 million individuals, which satisfied Korn Ferry's quality assurance controls and represented almost all segments of industry (including manufacturing, but excluding retail and finance segments).

The Compensation Committee chose this particular survey as its comparative compensation information for the following reasons:
•it provides relevant information regarding the compensation paid to employees, including senior management employees, with similar skill sets used in our industry and represents the talent pool from which we recruit;
•the use of a broad-based survey reduces volatility and lessens the impact of cyclicality or market dynamics in any one industry that could otherwise skew the survey results in any particular year; and
•it provides a competitive framework for recruiting employees from outside of our industry.
Using its proprietary salary point methodology, Korn Ferry compares positions of similar scope and complexity with the data contained in the General Industrial survey. Korn Ferry then derives a median salary level for each salary point level targeted at the 50th percentile of the General Industrial survey (the "salary midpoint"). The Compensation Committee typically sets the salary midpoint for each of the NEOs at 100% of the salary midpoint recommended by Korn Ferry. The Compensation Committee believes that the use of salary midpoints helps ensure that our compensation program provides sufficient compensation to attract and retain talented executives and maintain internal pay equity, without overcompensating our employees. Because salary midpoints are based on each salary point level, all of the employees at a particular salary point level generally have the same salary midpoint, with some geographic differences. The salary midpoints provided by Korn Ferry are then used to calculate the total target compensation of the NEOs.
Compensation Policies, Objectives and Methodology - Total Target Compensation
The guiding principle of our compensation program is the maintenance of a strong link among an employee's compensation, individual performance and the performance of the Company or the subsidiary or business unit for which the employee has responsibility. The primary objectives of our compensation program are to:
•attract, retain and motivate talented management;
•reward management with competitive total compensation for achievement of specific corporate and individual goals;
•make management long-term stakeholders in the Company;
•help ensure that management's interests are closely aligned with those of our stockholders; and
•maintain consistency in compensation among all of the Company's direct and indirect subsidiaries.
    The Compensation Committee establishes comprehensively defined "target total compensation" for each NEO following rigorous evaluation standards to help maintain internal equity. In this process, the Compensation Committee annually reviews the following information for each of the NEOs for the current year, as well as that being proposed for the subsequent year:
•salary midpoint, as determined by Korn Ferry from the similarly-sized companies in the General Industrial survey;
•cash in lieu of perquisites (if applicable);
•short-term incentive target dollar amount (determined by multiplying the salary midpoint by a specified percentage of that midpoint, as determined by the Compensation Committee, with advice from Korn Ferry, for each salary grade);
•long-term incentive target dollar amount (determined in the same manner as the short-term incentive target);
•base salary; and
•target total compensation, which is the sum of the foregoing amounts.
    The Compensation Committee reviewed the total target compensation for each of our NEOs to decide whether it should make changes to the 2025 compensation program. The Compensation Committee determined that the overall program continued to be consistent with our compensation objectives and did not make any material changes to the elements of the NEOs' total target compensation for 2025.
The design of our compensation program typically provides employees with the opportunity to earn above-target compensation for outstanding results. Base salaries are set at levels appropriate to allow our incentive plans to serve as significant motivating factors. Because our program provides significantly reduced compensation for results that do not meet or exceed the established performance targets for the year, it encourages NEOs to earn incentive pay greater than 100% of target over time by delivering outstanding managerial performance.
The Compensation Committee views the various components of compensation as related but distinct. For example, the Compensation Committee uses the information provided from the General Industrial survey to determine the salary midpoint. It then generally sets actual base salaries between 80% and 120% of that salary midpoint. The Compensation Committee also obtains the total target incentive compensation amounts from Korn Ferry based on the General Industrial survey, but determines the mix of short-term and long-term incentives in its discretion, based on its decision regarding how best to motivate our employees.

The following table sets forth, as recommended by Korn Ferry and approved by the Compensation Committee for 2025, target total compensation for the NEOs (and the percentages of target total compensation across the various components of compensation):

Named Executive Officer	(A) Salary Midpoint ($)(%)		(B) Cash in Lieu of Perquisites ($)(%)(1)		(C) Short-Term Plan Target ($)(%)		(D) Long-Term Plan Target ($)(%)(2)		(A)+(B)+(C)+(D) Target Total Compensation ($)
Rajiv K. Prasad	$1,228,100	20%	$45,000	1%	$1,228,100	20%	$3,530,788	59%	$6,031,988
Alfred M. Rankin, Jr.	$1,009,411	22%	$40,000	1%	$908,470	20%	$2,553,810	57%	$4,511,691
Scott A. Minder	$517,400	41%	$20,000	2%	$258,700	21%	$446,258	36%	$1,242,358
Anthony J. Salgado	$871,200	28%	$35,000	1%	$653,400	21%	$1,603,008	51%	$3,162,608
Charles F. Pascarelli	$604,100	37%	$20,000	1%	$362,460	23%	$625,244	39%	$1,611,804
(1)The NEOs are paid a fixed dollar amount of cash ratably throughout the year in lieu of perquisites. The applicable dollar amounts were approved by the Compensation Committee following an analysis performed by Korn Ferry in 2023 and will remain in effect through 2026. Based on this analysis, the Compensation Committee set a defined perquisite allowance for each NEO, based on the salary point level of the position. This approach satisfies our objective of providing competitive total compensation to our NEOs while recognizing that perquisites are largely just another form of compensation.
(2)The amounts shown include a 15% increase from the Korn Ferry-recommended long-term plan target awards that the Compensation Committee applies each year to account for the immediately taxable nature of the awards issued under the Hyster-Yale, Inc. (f/k/a Hyster-Yale Materials Handling, Inc.) 2020 Long-Term Equity Incentive Plan (the "Equity Long-Term Plan"). See "Long-Term Incentive Compensation" beginning on page 27.
Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of both (i) qualified defined contribution plans and (ii) U.S. nonqualified deferred compensation arrangements, including the Hyster-Yale Group, Inc. Executive Excess Retirement Plan ("Executive Excess Plan") and the Hyster-Yale Group, Inc. Excess Retirement Plan (the "Excess Plan" and together with the Executive Excess Plan, the "Excess Plans").
Base Salary
    The Compensation Committee fixes an annual base salary intended to be competitive in the marketplace to recruit and retain talented employees. Base salary is intended to provide employees with a set amount of money during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.
For 2025, the Compensation Committee determined the base salaries for the NEOs by generally taking into account their individual performance for 2024 and the relationship of their 2024 base salary to the new 2025 salary midpoint for their salary point level. The Compensation Committee also took into account other relevant information, including:
•general inflation, salary trends and economic forecasts provided by Korn Ferry; and
•general budget considerations and business forecasts provided by management.
Employees with lower base salaries compared to their salary midpoint and/or superior performance have the potential for larger salary increases. Employees with higher base salaries compared to their salary midpoint and/or who have performed less effectively during the performance period have the potential for smaller increases or even no increase.
    Based on the factors described above, the following table sets forth the salary information for each NEO for 2025:

Named Executive Officer	Salary Midpoint Determined by Korn Ferry ($)	Base Salary for 2025 and as a Percentage of Salary Midpoint ($)(%)		Change Compared to 2024 Base Salary (%)
Rajiv K. Prasad	$1,228,100	$1,118,405	91.1%	7.5%
Alfred M. Rankin, Jr. (1)	$1,009,411	$1,009,411	100.0%	(3.1)%
Scott A. Minder	$517,400	$478,590	92.5%	5.0%
Anthony J. Salgado (2)	$871,200	$768,439	88.2%	14.4%
Charles F. Pascarelli	$604,100	$624,406	103.4%	5.0%
(1)    The Compensation Committee reviewed the Executive Chairman position and determined that the position should be adjusted. As part of the review, the midpoint of the position was reduced and Mr. A. Rankin's salary was reduced to reflect 100% of the new midpoint.
(2)    The salary increase includes a promotion and election as HYMH's President and Chief Executive Officer, effective January 1, 2025.

Incentive Compensation
    One of the principles of our compensation program is that senior management employees, including the NEOs, are compensated based on the performance of the Company and/or the business unit for which they are responsible. In 2025, all the NEOs participated in (i) the Hyster-Yale Materials Handling, Inc. Annual Incentive Compensation Plan (the "Short-Term Plan") and (ii) the Equity Long-Term Plan (collectively with the Short-Term Plan, the "Incentive Plans").
Overview. Our Incentive Plans are designed to align the compensation interests of the senior management employees with the Company's short-term and long-term interests. A significant portion of the NEOs' compensation is linked directly to the attainment of specific financial and operating targets under the Incentive Plans. For 2025, the sum of each of the NEO's incentive compensation target award opportunities exceeded the sum of each NEO's fixed payments (base salary plus perquisite allowance).
The performance criteria and target performance levels for the Incentive Plans are established annually by the Compensation Committee and are based upon management's recommendations as to our performance objectives for the year. Two types of performance targets were adopted for use in the Incentive Plans for 2025:
•Targets Based on Annual Operating Plan. Certain performance targets were based on forecasts contained in the 2025 annual operating plan ("AOP") and it is possible that the level of performance could be above or below the specified performance target. With respect to these targets, there was an expectation that these performance targets would be met during the year.
•Targets Based on Long-Term Strategic Objectives. Other performance targets were not based on the 2025 AOP. Rather, they were based on long-term strategic objective goals established by the Compensation Committee. Because these targets were not based on the AOP, it is possible that the level of expected performance may be above or below the specified performance target for the year. The Strategic Objectives list under the Equity Long-Term Plan is an example of a target based on longer-term, project-based objectives that the Compensation Committee believed we should deliver over the long-term, not the performance that was expected in the current year or the near term.
    Each NEO was eligible to receive a short-term incentive award and a long-term incentive award based on a target incentive amount that was equal to a percentage of salary midpoint. However, the final payout may be higher or lower than the targeted amount.
Calculation and Payment Overview. Awards under the Incentive Plans are determined as follows:
•Target awards for each executive were equal to a specified percentage of the executive's 2025 salary midpoint, based on the number of salary points assigned to the position and the appropriate level of short-term and long-term incentive compensation targets recommended by Korn Ferry and adopted by the Compensation Committee at that level. The Compensation Committee then increased the target amounts under the Equity Long-Term Plan by 15% to account for the immediately taxable nature of the awards.
•The plans have a one-year performance period. Final awards are determined after year-end by comparing actual performance to the pre-established performance targets that were set by the Compensation Committee.
•The Compensation Committee, in its discretion, may increase, decrease or eliminate awards and may approve the payment of awards where performance would otherwise not meet the minimum criteria set for payment of awards.
•Short-Term Plan awards are paid annually in cash. Equity Long-Term Plan awards are paid annually in a combination of cash and restricted shares of Class A Common.
•All shares of Class A Common awarded under the Equity Long-Term Plan are fully-vested when issued but contain ten-year transfer restrictions for our NEOs. The transfer restrictions on the awards to our NEOs under our Equity Long-Term Plan provide an incentive over the ten-year restricted period to increase the value of the Company, which is expected to be reflected in the increased value of the stock awarded. The Compensation Committee believes that this encourages our NEOs to maintain a long-term focus on our profitability, which is in the stockholders' best interests.
•The maximum awards under the Short-Term Plan could not exceed 150% of the target award level. The cash-denominated awards under the Equity Long-Term Plan could not exceed 200% of the target award level (or the greater of $12,000,000 and the fair market value of 50,000 shares of Class A Common, determined at the time of payment).
•Refer to "Limited Change in Control Benefits" on page 30 for a description of the impact of a change in control on Incentive Plan awards.
Incentive Compensation Tables. When reviewing the incentive compensation tables beginning below, the following factors should be considered:
•Selection of Performance Criteria and Targets. The Compensation Committee considered the factors described under "Incentive Compensation - Overview" beginning on page 23 and adopted performance criteria and target performance levels to determine the 2025 incentive compensation awards. The Committee believed that the 2025 performance criteria and targets supported an emphasis on Company profitability by encouraging performance on factors that had the greatest opportunity to affect 2025 results. In addition, the 2025 incentive performance criteria reinforced the Company's clear commitment to the execution of key strategic projects that are designed to drive medium- to long-term success. The 2025 incentive performance criteria contained all five metrics utilized for 2024 incentive performance criteria: lift truck consolidated total revenue; lift truck new units bookings as a percentage of target revenue; lift truck average inventory as a percentage of adjusted standard cost; lift truck new units bookings adjusted standard margin percentage; and lift truck consolidated operating profit. For 2025, lift truck average inventory as a percentage of adjusted standard cost was calculated on a quarterly basis to encourage continued focus on inventory and working capital management.
•Achievement Percentages. The achievement percentages are otherwise based on the formulas contained in performance guidelines adopted by the Compensation Committee. The formulas do not provide for straight-line interpolation from the performance target to the maximum payment target.
•Operating Profit Dollar "Phase-In". The Compensation Committee adopted an operating profit dollar "phase-in" feature for the Incentive Plans in 2025. The operating profit "phase-in" provides participants with additional motivation to deliver outstanding performance. As long as operating profit equals or exceeds 50% of the annual operating plan, participants are eligible to receive 100% payout of their overall incentive plan target, subject to performance criteria discussed above. If the operating profit dollar target is not achieved, payouts are reduced based upon a range of operating profit dollar performance up to and including no payout if no operating profit were achieved. Because the Company achieved less than 50% of the operating profit dollar "phase-in" target in 2025, there was was an adjustment factor of 86.4% applied to overall achievement of the identified performance measures described above.
•Adjustments. In calculating the various 2025 Incentive Plans' performance targets and results, certain adjustments were established by the Compensation Committee at the time the 2025 Incentive Plans' targets were set, including the impact of certain items only if they were in excess of the amounts included in the 2025 AOP (for example, changes in laws or regulations, restructuring expenses, acquisition-related expenses and the post-acquisition impact of business acquisitions). Incentive Plans' defined certain expenses which the Committee felt were outside of the control of management and the Company, and allows the elimination of these expenses for the calculation of performance. These adjustments included the elimination of expenses arising from government actions (such as tariffs). However, in light of overall Company performance, management recommended, and the Compensation Committee approved, an adjustment to reflect the Company's tariff-related cost recovery efforts and determined that 90% of the net tariff costs should not be included for incentive calculations. This adjustment impacted plan performance financial measures including Operating Profit and Operating Profit Phase-In measures. The Compensation Committee also approved additional immaterial adjustments for certain special items that occurred during 2025 and were not known or considered at the time the 2025 AOP was established.
•Return on Total Capital Employed ("ROTCE") Performance Factor. For the 2025 performance period, the Company's Adjusted Consolidated ROTCE - Global is calculated as: (i) Earnings Before Interest After-Tax after adjustments divided by (ii) Total Capital Employed after adjustments. Earnings Before Interest After-Tax is equal to Income before Income Taxes excluding interest expense, less 25% for taxes. Total Capital Employed is equal to (i) the sum of the average debt and average stockholders' equity less (ii) average consolidated cash and goodwill and less (iii) average investment in Bolzoni. Average debt, stockholders' equity and consolidated cash are calculated by taking the sum of the balance at the beginning of the year and the balance at the end of each of the next 12 months divided by 13.
•Bolzoni SpA ("Bolzoni") Performance Goals. For 2025, the Short-Term Plan metrics for certain of the NEOs were based in part on specific Bolzoni-related performance criteria, as described in the following tables.
Short-Term Incentive Compensation
    The purpose of our Short-Term Plan is to align senior management employees’ compensation interests with the investment interests of our stockholders through variable cash compensation based on our degree of financial and operational performance. For 2025, the Short-Term Plan was designed to provide target short-term incentive compensation to the NEOs of between 50% and 100% of salary midpoint, depending on the NEO's position. The table below shows the 2025 target awards approved by the Compensation Committee for each NEO under the Short-Term Plan for 2025:

Named Executive Officer	(A) 2025 Salary Midpoint ($)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A) x (B) Short-Term Plan Target ($)	(D) 2025 Short-Term Plan Payout (%)(1)	(E) = (C) x (D) 2025 Short-Term Plan Payout ($)	(F) = (E)/(A) Short Term Plan Payout as a % of Salary Midpoint
Rajiv K. Prasad	$1,228,100	100.0%	$1,228,100	63.6%	$781,072	63.6%
Alfred M. Rankin, Jr.	$1,009,411	90.0%	$908,470	63.6%	$577,787	57.24%
Scott A. Minder	$517,400	50.0%	$258,700	61.8%	$159,877	30.9%

Named Executive Officer	(A) 2025 Salary Midpoint ($)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A) x (B) Short-Term Plan Target ($)	(D) 2025 Short-Term Plan Payout (%)(1)	(E) = (C) x (D) 2025 Short-Term Plan Payout ($)	(F) = (E)/(A) Short Term Plan Payout as a % of Salary Midpoint
Anthony J. Salgado	$871,200	75.0%	$653,400	61.8%	$403,801	46.35%
Charles F. Pascarelli	$604,100	60.0%	$362,460	74.6%	$270,395	44.76%
(1)    As shown on the detailed Short-Term Plan payout tables below, the different payout percentages were based on the different performance criteria that applied to each NEO in 2025.
The following tables show detailed calculations of the performance criteria established by the Compensation Committee for 2025 under the Short-Term Plan to determine final incentive compensation payments for the NEOs.
Short-Term Incentive Criteria for Messrs. Minder and Salgado. One hundred percent (100%) of the 2025 Short-Term Plan targets for Messrs. Minder and Salgado were based on the following Corporate Lift Truck performance factors:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Performance Group Payout Percentage	Operating Profit $ Phase-In (HYMH)	Final Payout Percentage
Lift Truck Consolidated Total Revenue	15%	$3,709,200,000	$3,565,500,000	96.1%	14.4%
Lift Truck New Units Bookings % of Target Revenue	25%	100%	61.2%	40%	10%
Lift Truck New Units Bookings Adjusted Standard Margin %	20%	18.3%	18.4%	102.8%	20.6%
Lift Truck Average Inventory as a % of Adj Standard Cost - Q1	5%	30.7%	31.1%	97.9%	4.9%
Lift Truck Average Inventory as a % of Adj Standard Cost - Q2	5%	27.1%	28.7%	90.4%	4.5%
Lift Truck Average Inventory as a % of Adj Standard Cost - Q3	5%	26.4%	27.4%	93.9%	4.7%
Lift Truck Average Inventory as a % of Adj Standard Cost - Q4	5%	24.3%	26.0%	88.7%	4.4%
Lift Truck Consolidated Operating Profit $	20%	$110,400,000	$53,900,000	40.0%	8.0%
Final Corporate Lift Truck Payout Percentage					71.5%	86.40%	61.8%
Short-Term Incentive Criteria for Messrs. Prasad and A. Rankin. The 2025 Short-Term Plan targets for Messrs. Prasad and A. Rankin were based (i) 90% on Corporate Lift Truck performance factors and (ii) 10% on Bolzoni performance factors:

Performance Criteria	(A) Initial Weighting at Performance Group Level	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Performance Group Payout Percentage	Performance Group Weighting	Weighted Average Payout
Lift Truck Consolidated Truck Revenue	15%	$3,709,200,000	$3,565,500,000	96.1%	14.4%
Lift Truck New Units Bookings % of Target Revenue	25%	100%	61.2%	40%	10.0%
Lift Truck New Units Bookings Adjusted Standard Margin %	20%	18.3%	18.4%	102.8%	20.6%
Lift Truck Average Inventory as a % of Adj Standard Cost - Q1	5%	30.7%	31.1%	97.9%	4.9%
Lift Truck Average Inventory as a % of Adj Standard Cost - Q2	5%	27.1%	28.7%	90.4%	4.5%
Lift Truck Average Inventory as a % of Adj Standard Cost - Q3	5%	26.4%	27.4%	93.9%	4.7%
Lift Truck Average Inventory as a % of Adj Standard Cost - Q4	5%	24.3%	26.0%	88.7%	4.4%

Performance Criteria	(A) Initial Weighting at Performance Group Level	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Performance Group Payout Percentage	Performance Group Weighting	Weighted Average Payout
Lift Truck Consolidated Operating Profit $	20%	$110,400,000	$53,900,000	40.0%	8.0%
Corporate Lift Truck Total					71.5%	90.0%	64.4%
Bolzoni Consolidated Revenue $	30%	$347,200,000	$333,100,000	95.9%	28.8%
Bolzoni Consolidated Adjusted Standard Margin %	30%	26.6%	28.7%	138.9%	41.7%
Bolzoni Operating Profit $	20%	$13,300,000	$3,800,000	40.0%	8.0%
Bolzoni Average Inventory as a % of Adj Standard Cost - Q1	5%	35.8%	40.0%	80.8%	4.0%
Bolzoni Average Inventory as a % of Adj Standard Cost - Q2	5%	33.7%	36.8%	85.2%	4.3%
Bolzoni Average Inventory as a % of Adj Standard Cost - Q3	5%	33.7%	40.2%	68.5%	3.4%
Bolzoni Average Inventory as a % of Adj Standard Cost - Q4	5%	32.3%	46.2%	40.0%	2.0%
Bolzoni Total					92.2%	10.0%	9.2%
Initial Payout Percentage							73.6%
Operating Profit $ Phase-In (HYMH)							86.4%
Final Payout Percentage							63.6%
Short-Term Incentive Criteria for Mr. Pascarelli. One hundred percent (100%) of the Short-Term Plan target for Mr. Pascarelli was based on the following Americas Lift Truck performance factors:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Performance Group Payout Percentage	Operating Profit $ Phase-In (HYMH)	Final Payout Percentage
Americas Total Revenue $	15%	$2,664,200,000	$2,695,500,000	105.9%	15.9%
Americas (excluding Brazil) New Units Bookings % of Target Revenue	25%	64.3%	64.3%	40%	10%
Americas (excluding Brazil) New Units Bookings Adjusted Standard Margin %	20%	19.0%	19.7%	118.4%	23.7%
Lift Truck Average Inventory as a % of Adj Standard Cost - Q1	5%	30.70%	31..1%	97.9%	4.9%
Lift Truck Average Inventory as a % of Adj Standard Cost - Q2	5%	27.1%	28.7%	90.4%	4.5%
Lift Truck Average Inventory as a % of Adj Standard Cost - Q3	5%	26.4%	27.4%	93.9%	4.7%
Lift Truck Average Inventory as a % of Adj Standard Cost - Q4	5%	24.3%	26.0%	88.7%	4.4%
Lift Truck Consolidated Operating Profit $	20%	$155,800,000	$141,600,000	90.9%	18.2%
Final Corporate Lift Truck Payout Percentage	100%				86.3%	86.40%	74.6%

Long-Term Incentive Compensation
The purpose of our Equity Long-Term Plan is to enable senior management employees to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our business. Our Equity Long-Term Plan requires long-term commitment on the part of our senior management employees and stock sales are not permitted for a number of years except in limited circumstances described below. In 2025, all of the NEOs participated in our Equity Long-Term Plan. The Compensation Committee has determined that the ten-year holding period applies to all award shares issued to our NEOs. Thus, the awarded amount is effectively invested in the Company for an extended period to strengthen the tie between stockholders' and the NEOs' long-term interests.
Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. The Compensation Committee does not consider an NEO's long-term incentive awards for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services.
Any gains the NEOs realize in the long term depend largely on what management does to drive the financial performance of the Company and increase the stock price. During the ten-year holding period applicable to the shares of Class A Common awarded to the NEOs under the Equity Long-Term Plan, the ultimate value of the shares is subject to change based on the value of the shares of stock. The value of the award is enhanced as the value of the stock increases or is reduced as the value of the stock decreases. Thus, the awards provide the NEOs with an incentive over the ten-year period to increase the value of the Company, which is expected to be reflected in the increased value of the stock awarded. The Compensation Committee believes that this encourages our executives to maintain a long-term focus on our profitability, which is also in the Company's best interests.
As a result of the annual grants under the Equity Long-Term Plan and the corresponding transfer restrictions, the number of shares of Class A Common that an NEO holds generally increases each year. Consequently, our NEOs will continue to have or accumulate exposure to long-term Company performance notwithstanding any short-term changes in the price of shares of Class A Common. This increased exposure strongly aligns the long-term interests of the NEOs with those of other stockholders.
For 2025, approximately 65% of the 2025 awards for the NEOs were to be distributed in shares of transfer-restricted Class A Common, with the remaining 35% to be distributed in cash to initially approximate the income tax withholding obligations for the stock. In addition, at the time the stock awards are issued, an NEO automatically surrenders a portion of his shares to the Company to pay for additional tax withholding obligations associated with the award, if necessary. The actual number of shares of stock issued to a participant is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is calculated as the lesser of:
•the average closing price of our Class A Common on the NYSE at the end of each week during the 2024 calendar year (or such other previous calendar year as determined by the Compensation Committee), which price was $64.04; or
•the average closing price of our Class A Common on the NYSE at the end of each week during the 2025 performance period, which price was $40.27.
Equity Long-Term Plan participants have all of the rights of a stockholder, including the right to vote, upon receipt of the shares. The participants also have the right to receive dividends that are declared and paid after they receive the award shares. The full amount of the award, including the fair market value of the award shares on the date of grant, is fully taxable to the participant. The award shares that are issued to the NEOs are subject to transfer restrictions that generally lapse on the earliest to occur of:
•ten years after the last day of the performance period;
•the NEO's death or permanent disability; or
•four years (or earlier with the approval of the Compensation Committee) from the date of retirement.
    The Compensation Committee has the right to release the restrictions at an earlier date, but rarely does so except in the case of the release of a limited number of shares for: (i) the purchase of a principal residence for the participant; (ii) payment of medical expenses for the participant, his or her spouse or his or her dependents; or (iii) payment of expenses for the education of the participant, his or her spouse or his or her dependents within the next 18 months. No such early release requests were requested or granted to the NEOs in 2025.

For 2025, the Equity Long-Term Plan was designed to provide target long-term incentive compensation to the NEOs of between 75% and 250% of midpoint, depending on the NEO's position. The table below shows the 2025 target awards (including a 15% increase in target percentages to reflect the immediately taxable nature of the equity awards) approved by the Compensation Committee for each NEO under the Equity Long-Term Plan:

Named Executive Officer	(A) Salary Midpoint ($)	(B) Equity Long-Term Plan Target as a Percentage of Salary Midpoint (%)(1)	(C)=(A) x (B) Equity Long-Term Plan Target ($)(2)	(D) 2025 Equity Long-Term Plan Payout (%)	(E) = (C) x (D) Cash-Denominated Equity Long-Term Plan Payout ($) (2)	(F) = (E) / (A) Cash Denominated Equity Long-Term Plan Payout as a Percentage of Salary Midpoint (%)	(G) Fair Market Value of Equity Long-Term Plan Payout ($)(2)
Rajiv K. Prasad	$1,228,100	287.50%	$3,530,788	61.9%	$2,185,558	178.0%	$2,058,238
Alfred M. Rankin, Jr.	$1,009,411	253.00%	$2,553,810	61.9%	$1,580,808	156.6%	$1,488,720
Scott A. Minder	$517,400	86.30%	$446,258	61.9%	$276,234	53.4%	$260,141
Anthony J. Salgado	$871,200	184.00%	$1,603,008	61.9%	$992,262	113.9%	$934,459
Charles F. Pascarelli	$604,100	103.50%	$625,244	61.9%	$387,026	64.1%	$364,480
(1)    The target percentages for participants in the Equity Long-Term Plan included a 15% increase from the Korn Ferry-recommended long-term plan target awards that the Compensation Committee applied to account for the immediately taxable nature of the equity awards.
(2)    Awards under the Equity Long-Term Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the 2025 dollar-denominated target and actual awards. This is the amount that is used by the Compensation Committee when analyzing the total compensation of the NEOs. The dollar-denominated awards are then paid to the participants in a combination of cash (approximately 35%) and restricted stock (approximately 65%). The number of shares of stock issued was determined using the formula share price described above. The amount shown in column (G) is the sum of (i) the cash distributed and (ii) the grant date fair value of the stock that was initially issued for the 2025 long-term awards. This amount is computed in accordance with FASB ASC Topic 718 and is the same as the amount that is disclosed in the Summary Compensation Table on page 32. The shares were valued on the date on which the Equity Long-Term Plan awards were approved by the Compensation Committee. The difference in the amounts disclosed in columns (E) and (G) is due to the fact that the number of shares issued was calculated using the formula share price of $40.269 while the grant date fair value was calculated using $36.660 which is the average of the high and low share price on the date the shares were granted.
The following table shows detailed calculations of the 2025 performance criteria, targets and weightings established by the Compensation Committee for each of the NEOs for 2025.
Long-Term Incentive Criteria. One hundred percent (100%) of the 2025 Equity Long-Term Plan targets for the NEOs were based on the following Lift Truck performance criteria:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage	Operating Profit $ Phase-In (HYMH)	Final Payout Percentage
ROTCE	50%	14.1%	6.5%	48.2%	24.1%
Strategic Objectives List (1)	50%	100.0%	95.0%	95.0%	47.5%
Total Payout Percentage - Corporate Lift Truck	100%				71.6%	86.4%	61.9%
(1)    The Strategic Objectives List payout percentage was determined based on an assessment of the effective execution of the Company's key strategic objectives for 2025. Senior management believes that project execution is at the core of how the Company organizes work and is key to generating top- and bottom-line growth for both 2025 and the longer term. This table does not include the Strategic Objectives List targets or results due to the competitively sensitive nature of that information. For 2025, the Compensation Committee believed that the Company could meet this target since it was designed to be reasonably achievable with strong management performance. For 2025 and 2024, the Company's Strategic Objectives performance results were 95% and 100%, respectively.
Other Compensation of NEOs
Discretionary Cash Bonuses. The Compensation Committee has the authority to grant, and has from time to time granted, discretionary cash bonuses to our employees, including the NEOs, in addition to the Incentive Plan compensation described above. The Compensation Committee generally uses discretionary cash bonuses to reward substantial achievement or superior service to the Company and/or its subsidiaries, particularly when such achievement or service is not reflected in the performance criteria established under our Incentive Plans. There were no discretionary cash bonuses to NEOs in 2025.
Retirement Plans. The material terms of our retirement plans are described in the narratives following the Nonqualified Deferred Compensation Table.

Defined Benefit Pension Plans. The NEOs do not currently accrue any defined benefit pension benefits.
Defined Contribution Plans. We provide the NEOs and most other full-time employees with defined contribution retirement benefits. Employer contributions are calculated under formulas that are designed to provide employees with competitive retirement income. The Compensation Committee believes that the target level of retirement benefits gives us the ability to attract and retain talented management employees at the senior executive level and below.
In general, the NEOs and other executive officers receive the same retirement benefits as all other similarly-situated employees. However, the benefits that are provided to the NEOs and other executive officers in the U.S. are provided under a combination of tax-favored and Excess Plans, while the benefits that are provided to other employees are provided generally only under tax-favored plans. The Excess Plans provide the eligible U.S. employees with the retirement benefits that would have been provided under the tax-favored plans, but that cannot be provided due to various Internal Revenue Service regulations, limits and non-discrimination requirements.
Our defined contribution plans contain the following three types of benefits:
•employee deferrals;
•matching (or substitute matching) employer contributions; and
•profit sharing benefits.
The "compensation" that is taken into account under these plans generally includes base salary and Short-Term Plan payments, but excludes most other forms of compensation, including long-term incentive compensation and other discretionary payments. The NEOs other than Mr. A. Rankin may elect to defer up to 25% of compensation.
The NEOs received employer matching contributions under the defined contribution plans for 2025 in accordance with the following formulas:
•Messrs. Prasad, Minder, Salgado, and Pascarelli: a 3% match on the first 6% of contributions to the plans; and
•Mr. A. Rankin: an automatic 3% employer contribution.
Under the profit sharing portion of the plans, eligible employees receive a profit sharing contribution equal to a specified percentage of compensation that varies depending on the employee's age, compensation and our operating profit percent performance for the year. If the Company performs well, the amount of the profit sharing contribution increases. The range of profit sharing contributions for the NEOs based on their age brackets for 2025 was:
•Messrs. A. Rankin, Prasad and Pascarelli: between 4.50% and 14.90% of compensation;
•Mr. Salgado: between 3.80% and 12.25% of compensation; and
•Mr. Minder: between 3.20% and 10.05% of compensation.
Messrs. A. Rankin, Prasad, Salgado and Pascarelli are all 100% vested in their retirement benefits, while Mr. Minder was 60% vested in his retirement benefits. Benefits under the tax-favored plans are payable at any time following a termination of employment. Participants have the right to invest their tax-favored account balances among various investment options that are offered by the plans' trustees. Participants can elect various forms of payment including lump sum distributions and installments.
Under the Excess Plans:
•participants' account balances, other than excess profit sharing benefits, are credited with earnings during the year based on the rate of return of the Vanguard Retirement Savings Trust fixed income fund, which is one of the investment funds under the U.S. qualified defined contribution plan, with a 14% maximum per year;
•no interest is credited on excess profit sharing benefits;
•the amounts credited under the Excess Plans each year are paid prior to March 15th of the following year to avoid regulatory complexities and eliminate the risk of non-payment to the executives based on the unfunded nature of the Excess Plans; and
•the amounts credited under the Excess Plans each year are increased by 15% to reflect the immediately taxable nature of the payments. The 15% increase applies to all benefits other than the portion of the employee deferrals that are in excess of the amount needed to obtain a full employer matching contribution.
Other Benefits. All salaried U.S. employees, including the NEOs, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.
Perquisites and Other Personal Benefits. The modest amount of cash paid to the NEOs in lieu of perquisites in 2025 is separately disclosed in the table on page 22 and the limited non-cash perquisites are disclosed in Note 7 to the Summary Compensation Table on page 32.
Employment and Severance Arrangements. Consistent with our general severance arrangement, upon an NEO's termination of employment with us for any reason, the NEO is entitled to:
•amounts or benefits earned or accrued during their term of employment, including earned but unpaid salary and accrued but unused vacation pay; and

•benefits that are provided in accordance with the terms of the retirement plans, the Incentive Plans and the Excess Plans at termination of employment that are further described in this Proxy Statement.
    There are no individual severance contracts with any of the NEOs. Upon termination of employment in certain circumstances and in accordance with the terms of a broad-based severance plan that applies to all U.S. employees, the NEOs are only entitled to severance pay and continuation of certain health benefits for a stated period of time based on length of service.
    Limited Change in Control Benefits. In order to advance the compensation objective of attracting, retaining and motivating qualified management, the Compensation Committee believes that it is appropriate to provide limited change in control protections to the NEOs and other employees. The change in control provisions under our 2025 Incentive Plans provided for the payment of a pro-rated target award for the year of the change in control. The Compensation Committee believes that:
•the change in control payment triggers are appropriate due to the unfunded nature of the benefits provided under these plans;
•the skills, experience and services of our key management employees are a strong factor in our success and that the occurrence of a change in control transaction would create uncertainty for these employees; and
•in a more typical year, some key management employees would consider terminating employment in order to trigger the payment of their unfunded benefits if an immediate payment is not made when a change in control occurs.
    Our change in control payment triggers are designed to encourage key management employees to remain employed during and after a change in control.
Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any of the executives for any period of time. In addition, none of the payments under any plan will be "grossed up" for any excise taxes imposed on the executives as a result of the receipt of payments upon a change in control. See "Potential Payments Upon Termination/Change in Control" on page 35.
Tax and Accounting Implications
Deductibility of Executive Compensation. Code Section 162(m) provides that, subject to certain exceptions, we may not deduct compensation of more than $1 million in any taxable year that is paid to certain executive officers and certain former executive officers. While the Compensation Committee may consider in very general terms the deductibility of the compensation it awards, the Committee nevertheless awards compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction.
Accounting for Stock-Based Compensation. We account for stock-based payments in accordance with the requirements of FASB ASC Topic 718. Based on FASB ASC Topic 718, the grant date of the awards under the Equity Long-Term Plan for this purpose is the date on which the award shares are issued, which occurs in the year following the year in which the shares are earned. See Note 5 of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 for more information regarding accounting treatment of our equity awards.
Other Policies and Considerations
    Assessment of Risks in our Compensation Program. As part of its oversight, the Compensation Committee considers the impact of the Company's compensation program on the Company's risk profile. Each year, management reviews our pay practices and incentive programs to identify any potential risks to the Company and then reviews this information with the Compensation Committee. Our pay philosophy:
•provides an effective balance of base salary and incentive compensation;
•short and long-term performance measures;
•financial and non-financial performance measures; and
•allows for the use of Compensation Committee discretion.
Further, the Company has:
•policies to mitigate compensation-related risk, including lengthy holding periods for long-term awards granted to our NEOs;
•stated payment caps;
•insider-trading prohibitions; and
•independent Compensation Committee oversight.
The Compensation Committee agreed with the findings of management's assessment for 2025 that (1) our compensation programs are effectively designed to help mitigate conduct that is inconsistent with building long-term value of the Company and (2) the risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines. While the Company encourages the executive officers to own shares of Class A Common, it does not have any formal policy requiring the executive officers to own any specified amount of Class A Common. However, the shares of Class A Common granted to the NEOs under the Equity Long-Term Plan generally must be held for a period of ten years which can result in the NEOs being required to hold a significant accumulation of Class A Common during their careers.
    Role of Executive Officers in Compensation Decisions. The CEO of the Company annually reviews the performance of each executive officer (other than the CEO and the Executive Chairman of the Company, whose performance is reviewed by the Compensation Committee) and makes recommendations based on these reviews, including with respect to salary adjustments and incentive compensation award amounts, to the Compensation Committee. In addition to the CEO recommendations, the Compensation Committee considers recommendations made by Korn Ferry, our independent outside compensation consultant, which bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of our policies and objectives, as described above. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering these recommendations, the Compensation Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments.
Clawback Policy. We maintain and operate a Compensation Clawback Policy that applies to certain incentive-based compensation received by our executive officers, including our NEOs, after October 2, 2023. The Compensation Clawback Policy generally provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Compensation Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.
In general, we may utilize a broad range of recoupment methods under the Compensation Clawback Policy for mandatory accounting restatement clawbacks. The Compensation Clawback Policy does not condition such clawback on the fault of the executive officer, but we are not required to clawback amounts in limited circumstances where the Compensation Committee has made a determination that recovery would be impracticable and (1) we have already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Compensation Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code of 1986, as amended, and applicable regulations. We may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.
In addition to this mandatory Compensation Clawback Policy, the Company maintains and operates a Supplemental Clawback Policy that applies to the NEOs and selected other employees. Under this Supplemental Clawback Policy, the Board has the discretion to recover any bonus or incentive compensation that is based upon the achievement of financial results that were later determined to be improperly paid due to an accounting restatement. All NEOs signed the Supplemental Clawback Policy.
Executive Compensation Program for 2026 and Impact of "Say-on-Pay" Stockholder Vote
When setting executive compensation for 2026, the Compensation Committee took into account the results of the stockholder advisory vote on named executive officer compensation that occurred at our 2025 annual meeting of stockholders. Stockholders who cast votes overwhelmingly (approximately 99%) approved the compensation of our named executive officers described in our 2025 proxy statement.
    Consequently, our executive compensation program for 2026 will be structured in a manner similar to our 2025 program. Principal changes for 2026 include: (1) modifications to salary midpoints and base salaries in view of internal considerations as well as marketplace practice as reflected in analyses, general survey data relating to salary trends and the recommendations of Korn Ferry based on an updated General Industrial survey; and (2) changes to certain performance measures, weightings and/or targets for the Incentive Plans based on management recommendations as to the performance objectives of our business for 2026.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.
JOHN P. JUMPER, CHAIR
GARY L. COLLAR
CAROLYN CORVI
EDWARD T. ELIOPOULOS
H. VINCENT POOR

Summary Compensation Table
The following table sets forth the applicable compensation for services of our NEOs in all capacities to the Company and its subsidiaries.
2025 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)($)	Bonus (2)($)		Stock Awards (3)($)	Non-Equity Incentive Plan Compensation (4)($)	Change in Pension Value (5) and Nonqualified Deferred Compensation Earnings (6)($)	All Other Compensation (8)($)	Total ($)
Rajiv K. Prasad; President and CEO - Hyster-Yale	2025	$1,163,405	—	—	$1,293,291	$1,546,019	$44,724	$352,515	$4,399,954
	2024	$1,085,377	—		$3,810,041	$2,741,876	$50,083	$409,245	$8,096,622
	2023	$940,791	—		$5,183,681	$2,246,275	$33,762	$290,430	$8,694,939
Alfred M. Rankin, Jr.; Executive Chairman - Hyster-Yale	2025	$1,049,411	—		$935,417	$1,131,090	$33,537	$334,667	$3,484.122
	2024	$1,081,926	—		$2,949,675	$2,139,768	$46,151	$456,260	$6,673,780
	2023	$1,122,702	—		$5,854,135	$2,490,836	$46,804	$464,828	$9,979,305
Scott A. Minder: Former Senior Vice President, Chief Financial Officer and Treasurer - Hyster-Yale	2025	$498,590	—		$163,430	$256,588	$8,825	$93,057	$1,020,490
	2024	$475,800	—		$484,982	$451,245	$12,139	$111,351	$1,535,517
	2023	$450,000	$75,000		$815,751	$456,564	$5,269	$75,354	$1,877,938
Anthony J. Salgado; President and Chief Executive Officer, HYMH - Hyster-Yale (7)	2025	$803,439	—		$587,147	$751,113	$22,167	$193,894	$2,357,760
	2024	$701,713	—		$1,488,082	$1,193,805	$22,271	$202,893	$3,608,764
	2023	$635,982	—		$2,208,936	$1,077,349	$17,207	$161,961	$4,101,435
Charles F. Pascarelli; Senior Vice President, President, Americas - HYMH	2025	$644,406	—		$229,015	$405,860	$17,418	$157,334	$1,454,033
	2024	$614,672	—		$689,295	$663,931	$20,924	$196,016	$2,184,838
	2023	$586,354	—		$1,159,396	$669,592	$18,242	$176,114	$2,609,698
(1)    The amounts reported under the "Salary" column for 2025 include both the base salary and the fixed dollar annual perquisite allowance.
(2)    For 2023, the amount shown for Mr. Minder represents the remaining fifty percent of a discretionary cash sign-on bonus awarded to him upon his hire in 2022 and paid on his six-month anniversary in 2023.
(3)    The amounts shown for 2025 are the grant date fair values of the awards under the Equity Long-Term Plan, determined in accordance with FASB ASC Topic 718. Refer to the discussion and tables on pages 27-28 under "Long-Term Incentive Compensation" to determine the target long-term awards, as well as the cash-denominated award payouts under the Equity Long-Term Plan.
(4)    The amounts listed for 2025 reflect the cash amounts earned under the Short-Term Plan and the cash portion (approximately 35%) of the awards earned under the Equity Long-Term Plan. Refer to the discussion and tables on pages 24-26 under "Short-Term Incentive Compensation" for a detailed description of the performance criteria and calculations approved by the Compensation Committee to determine final 2025 Short-Term Plan payments. For 2025, the cash amount earned under the Short-Term Plan and under the Equity Long-Term Plan were respectively as follows: Mr. Prasad, $781,072 and $764,947; Mr. A. Rankin, $577,787 and $553,303; Mr. Minder, $159,877 and $96,711; Mr. Salgado, $403,801 and $347,312; and Mr. Pascarelli, $270,395 and $135,465.
(5)    None of the NEOs participate in any of our defined benefit pension plans.
(6)    Amounts listed in this column for 2025 include interest that is in excess of 120% of the federal long-term interest rate, compounded monthly, that was credited to the NEOs' accounts under the plans listed in the Nonqualified Deferred Compensation Table on page 35.
(7)    Mr. Salgado was elected as President and Chief Executive Officer, HYMH, effective January 1, 2025.

(8)    All other compensation earned during 2025 for each of the NEOs is as follows:

	Rajiv K. Prasad	Alfred M. Rankin, Jr.	Scott A. Minder	Anthony J. Salgado	Charles F. Pascarelli
Employer Tax-Favored Matching Contributions	$10,500	—	$10,500	$10,500	$10,500
Employer Excess Plan Matching Contributions	$53,424	$54,461	$11,219	$28,626	$19,117
Employer Tax-Favored Profit Sharing Contributions	$36,000	—	$28,943	$33,388	$36,000
Employer Excess Plan Profit Sharing Contributions	$245,250	$238,321	$40,276	$114,884	$89,611
Other Excess Plan Employer Retirement Contributions	—	$37,710	—	—	—
Employer Paid Life Insurance Premiums	$3,150	$945	$1,535	$2,713	$2,106
Other	$4,191	$3,230	$584	$3,783	—
Total	$352,515	$334,667	$93,057	$193,894	$157,334
•The Company does not provide Mr. A. Rankin with any defined benefit pension or tax-favored defined contribution retirement benefits. Of the amounts shown above for Mr. A. Rankin, $330,492 represents defined contribution retirement benefits earned in 2025.
•Amounts listed in "Other" reflect expenses for airline club memberships, global entry fees, spousal travel and/or employer-paid premiums for personal excess liability insurance.

Grants of Plan-Based Awards
The following table sets forth information concerning plan-based awards granted to the NEOs for 2025. There are no estimated payouts in the future under the Incentive Plans.
2025 GRANTS OF PLAN-BASED AWARDS

				(A) Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		(B) Estimated Possible Payouts Under Equity Incentive Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date	Plan Name		Target ($)	Maximum ($)	Target ($)	Maximum ($)
Rajiv K. Prasad	N/A	Short-Term Plan	(2)	$1,228,100	$1,842,150	N/A	N/A	N/A	N/A
	2/27/2026	Equity Long-Term Plan	(3)	$1,235,776	$2,471,552	$2,295,012	$4,590,024	N/A	$1,293,291
Alfred M. Rankin, Jr.	N/A	Short-Term Plan	(2)	$908,470	$1,362,705	N/A	N/A	N/A	N/A
	2/27/2026	Equity Long-Term Plan	(3)	$893,834	$1,787,667	$1,659,977	$3,319,953	N/A	$935,417
Scott A. Minder	N/A	Short-Term Plan	(2)	$258,700	$388,050	N/A	N/A	N/A	N/A
	2/27/2026	Equity Long-Term Plan	(3)	$156,190	$312,381	$290,068	$580,135	N/A	$163,430
Anthony J. Salgado	N/A	Short-Term Plan	(2)	$653,400	$980,100	N/A	N/A	N/A	N/A
	2/27/2026	Equity Long-Term Plan	(3)	$561,053	$1,122,106	$1,041,955	$2,083,910	N/A	$587,147
Charles F. Pascarelli	N/A	Short-Term Plan	(2)	$362,460	$543,690	N/A	N/A	N/A	N/A
	2/27/2026	Equity Long-Term Plan	(3)	$218,835	$437,671	$406,409	$812,817	N/A	$229,015
(1)Amounts in this column reflect the grant date fair value of shares of stock that were issued under the Equity Long-Term Plan. The amount shown is the grant date fair value as determined in accordance with FASB ASC Topic 718. These amounts are also reflected in the Summary Compensation Table on page 32.
(2)Awards under the Short-Term Plan are based on a one-year performance period that consists solely of the 2025 calendar year. The awards are paid out, in cash, as soon as practicable after they are calculated and approved by the Compensation Committee. Therefore, there is no post-2025 payout opportunity under the Short-Term Plan. The amounts disclosed in this table for the NEOs represent the target and the maximum awards that were established by the Compensation Committee in early 2025. The amounts the NEOs actually received, after the final payout was calculated, are reflected in the Summary Compensation Table.
(3)These amounts reflect the awards issued under the Equity Long-Term Plan for 2025 performance. Awards are based on a one-year performance period that consists solely of the 2025 calendar year. The awards are paid out, partially in transfer-restricted stock and partially in cash, as soon as practicable after they are calculated and approved by the Compensation Committee. Therefore, there is no post-2025 payout opportunity under the Equity Long-Term Plan. The amounts disclosed in this table are the dollar values of the target and maximum awards that were established by the

Compensation Committee in early 2025. These targets include the 15% increase to account for the immediately taxable nature of these equity awards. The cash portion of the awards represents 35% of the total award and as listed under column (A) of this table. The remaining 65% of the award, reflecting the stock portion of the award, is listed under column (B) of this table. The cash amount the NEOs initially received, after the final payout was calculated, is reflected in the Summary Compensation Table.
Description of Material Factors Relating to the Summary Compensation Table
and Grants of Plan-Based Awards Table
The compensation of the NEOs consists of the following components: base salary (which includes the perquisite allowance), short-term cash incentives and long-term equity and non-equity incentives. All of the NEOs also receive various retirement benefits. Each of these components is described in detail in the "Compensation Discussion and Analysis" which begins on page 20. Additional details of certain components are provided below.

Equity Compensation
Stock Options
We do not sponsor any stock option plans and the Company did not grant any stock options during the year ended December 31, 2025 to any person, including the NEOs.
Equity Long-Term Plan
In 2025, the NEOs participated in the Equity Long-Term Plan. All awards are based on one-year performance periods and are fully-vested and paid (subject to transfer restrictions) when approved by the Compensation Committee. Therefore, no equity awards remain outstanding to vest for the year ended December 31, 2025.
Awards under the Equity Long-Term Plan are paid partially in cash and partially in the form of fully vested shares of restricted stock. While the stock is fully vested at the time of grant, it is subject to transfer restrictions generally for a period of ten years from the last day of the performance period. The transfer restrictions provide the NEOs with an incentive to increase the value of the Company over the ten-year restricted period, which is expected to be reflected in the increased value of the stock. Refer to "Long-Term Incentive Compensation" beginning on page 27 and Note (3) of the "Grants of Plan-Based Awards" table beginning on page 33 for additional information regarding our equity awards. The following table reflects the stock awards issued under the Equity Long-Term Plan for 2025 performance.
2025 OPTION EXERCISES AND STOCK VESTED

Name	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting ($) (2)
Rajiv K. Prasad	31,254	$1,145,772
Alfred M. Rankin, Jr.	23,622	$865,983
Scott A. Minder	4,094	$150,086
Anthony J. Salgado	14,715	$539,452
Charles F. Pascarelli	5,823	$213,471
(1)    The Equity Long-Term Plan awards are issued pursuant to a net settlement feature, by which a portion of the shares of stock issued on the grant date were immediately surrendered to the Company to pay for the taxes associated with the stock portion of the award, if necessary. The amounts initially received by the NEOs whose shares were granted pursuant to the net settlement feature were as follows:

Name	Number of Shares Issued Before Net Settlement (#)	Fair Market Value Realized On All Shares Initially Issued
Rajiv K. Prasad	35,278	$1,293,291
Alfred M. Rankin, Jr.	25,516	$935,417
Scott A. Minder	4,458	$163,430
Anthony J. Salgado	16,016	$587,147
Charles F. Pascarelli	6,247	$229,015
(2)    The value realized on vesting is the average of the high and low price of Class A Common ($36.660) on the February 27, 2026 grant date under the Equity Long-Term Plan for 2025 awards, multiplied by the number of award shares received when granted.

Defined Benefit Pension Plans
None of the NEOs participated in defined benefit pension plans for 2025.

Nonqualified Deferred Compensation Benefits
The following table sets forth information concerning benefits earned by, and paid to, the NEOs under our non-qualified defined contribution and deferred compensation plans as of December 31, 2025.
2025 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in 2025 ($)(1)	Employer Contributions in 2025 ($)(2)	Aggregate Earnings in 2025 ($)(3)	Aggregate Withdrawals/ Distributions in 2025 ($)(4)	Aggregate Balance at December 31, 2025 ($)(5)
Rajiv K. Prasad	Excess Plan	$125,656	$298,674	$65,264	$545,045	$489,594
Alfred M. Rankin, Jr.	Executive Excess Plan	$0	$330,492	$50,954	$521,560	$381,446
Scott A. Minder	Excess Plan	$49,853	$51,495	$12,486	$115,279	$113,834
Anthony J. Salgado	Excess Plan	$54,751	$143,510	$31,559	$226,549	$229,820
Charles F. Pascarelli	Excess Plan	$101,413	$108,728	$25,819	$263,681	$235,960
(1)These amounts, which were otherwise payable in 2025 but were deferred at the election of the executives, are included in the "Salary" column in the Summary Compensation Table.
(2)All employer contributions shown in the "Employer Contributions in 2025" column are included in the "All Other Compensation" column in the Summary Compensation Table.
(3)The above-market earnings portion of the amount shown in the "Aggregate Earnings" column are included in the "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" column in the Summary Compensation Table.
(4)    The NEOs each receive payment of the amounts earned under the Excess Plans for each calendar year (including interest) no later than March 15th of the following year. Because the payments for 2024 were made in 2025, they are reflected as a distribution in 2025. Because the payments for 2025 were made in 2026, they are reflected in the NEO's aggregate balance as of December 31, 2025 and are not reflected as a distribution in 2025.
(5)    $469,053.72 of Mr. Prasad's account balance, $364,028.93 of Mr. A. Rankin's account balance, $110,173 of Mr. Minder's account balance, $220,428 of Mr. Salgado's account balance, and $227,559 of Mr. Pascarelli's account balance is reported in the 2025 Summary Compensation Table. Because the entire account balance under the Excess Plans is paid out each year, no portion of the account balances as of December 31, 2025 was previously reported in prior Summary Compensation Tables.
Description of Nonqualified Deferred Compensation Plans
Refer to "Retirement Plans" beginning on page 28 for a detailed discussion of the terms of our nonqualified deferred compensation plans. The following is a summary of special rules that apply under each plan that are not otherwise described therein.
Executive Excess Plan. In addition to the substitute matching and profit sharing contributions previously described, Mr. A. Rankin also annually receives a benefit of $37,710 credited to his account under the Executive Excess Plan.

Potential Payments Upon Termination/Change in Control
The change in control provisions under our 2025 Incentive Plans provide for the payment of a pro-rated target award for the year of the change in control.
A "change in control" for purposes of these plans generally consists of any of the following provided that the event otherwise qualifies as a change in control under the regulations issued under Section 409A of the Internal Revenue Code of 1986:
(1) An acquisition of more than 50% of the voting securities of the Company or the voting securities of the subsidiary (for those employees of that particular subsidiary) other than acquisitions directly from the Company or the subsidiary, as applicable, involving:
•any employee benefit plan;
•the Company;
•the applicable subsidiary or one of its affiliates; or
•the parties to the stockholders' agreement discussed under "Amount and Nature of Beneficial Ownership - Class B Common Stock" on page 43;
(2) The members of the Company's current Board of Directors (and their approved successors) ceasing to constitute a majority of the Company's Board of Directors or, if applicable, the board of directors of a successor of the Company;
(3) For those plans that cover the employees of a subsidiary, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the subsidiary and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than

50% of the combined voting power of the applicable entity immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and
(4) For all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction involving the Company excluding, however, a business combination pursuant to which both of the following apply:
•the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the Company immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and
•at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company providing for such business combination, at least a majority of the members of the Board of Directors of the Company were incumbent directors.
For purposes of calculating the amount of any potential payments to the NEOs under the table provided below, we have assumed that a change in control occurred on December 31, 2025. We believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, there can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact.
POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

Name	Estimated Total Value of Payments Based on Incentive Plan Award Targets ($)(1)
Rajiv K. Prasad	$5,248,482
Alfred M. Rankin, Jr.	$3,843,726
Scott A. Minder	$818,792
Anthony J. Salgado	$2,486,228
Charles F. Pascarelli	$1,223,664
(1)This column reflects the award targets for the NEOs under the Incentive Plans for 2025. Under the change in control provisions of the Incentive Plans, the NEOs would have been entitled to receive a pro-rated target award for 2025 if a change in control had occurred on December 31, 2025. Awards under the Equity Long-Term Plan are denominated in dollars and the amounts shown in the above table reflect the dollar-denominated 2025 target awards (including the 15% increase to reflect the immediately taxable nature of the award). As described in Note (3) to the "Grants of Plan-Based Awards" table beginning on page 33, the NEOs would receive approximately 35% of the value of the award in cash, and the remainder in shares of restricted stock.

CEO Pay Ratio
We calculated the ratio of the annual total compensation of Mr. Prasad, our CEO, to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Prasad) ("Median Annual Compensation") for 2025 in accordance with SEC requirements. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.
We refer to the employee who received the Median Annual Compensation as the "Median Employee". In accordance with Item 402(u) of Regulation S-K, in calculating our CEO pay ratio for 2025, we used the same Median Employee as we used to calculate our CEO pay ratio for 2024 because there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact this pay ratio disclosure. Therefore, the date used to identify the Median Employee remained October 1, 2024. To identify the Median Employee, we examined the "base salary" for approximately 8,559 individuals, excluding Mr. Prasad, employed by the Company and its subsidiaries on October 1, 2024. For that purpose, we examined the 2024 annual base salary for such individuals. In this examination, we included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to base salary. We also did not exclude any employees from this examination and did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. We believe the use of base salary for all employees for that period to identify the Median Employee is a consistently applied compensation measure permitted under SEC requirements because we do not widely distribute annual equity awards to employees.
Based on this identification of the Median Employee, we calculated annual total compensation for 2025 for the Median Employee using the same methodology we use for our NEOs as set forth in the 2025 Summary Compensation Table; the Median Annual Compensation was determined to be $64,990. We determined that Mr. Prasad's annualized total compensation for 2025 was $4,399,954. Our estimate of the ratio of our CEO’s annual total compensation to the Median Employee’s annual total compensation for 2025 is 68:1.

Pay Versus Performance
Introduction
The SEC requires disclosure of pay versus performance information in this Proxy Statement. In particular, this disclosure (including the Pay Versus Performance table below ("PVP Table")) shows the relationship between SEC-required compensation information about our named executive officers serving during 2021, 2022, 2023, 2024 and 2025 (each, a "Covered Year") as well as results for certain elements of financial performance during those same Covered Years.
There are a few important things to note about the PVP Table and its related disclosure (the "pay versus performance disclosure"):
•The column (b) and (d) information in the PVP Table is straight out of Summary Compensation Tables that we have provided in this Proxy Statement or prior years’ proxy statements;
•Pursuant to mandatory SEC requirements, we describe the column (c) and (e) information as "compensation actually paid" ("CAP") to the applicable named executive officers (and calculate such information in a mandatory way); however, these amounts may not necessarily reflect the final compensation that our named executive officers actually earned for their service in the Covered Years; and
•Pursuant to mandatory SEC requirements, we provide information about our cumulative total shareholder return ("TSR") results, cumulative TSR results for a group of peer entities ("PVP Peer Group") and GAAP net income results (collectively, the "External Measures") during the Covered Years in the PVP Table. During those Covered Years, however, we did not actually base any compensation decisions for the named executive officers on, or link any named executive officer pay to, these particular External Measures. As a result, we did not design our named executive officer compensation to move in tandem with improving, declining or steady achievement in these External Measures.
PAY VERSUS PERFORMANCE

Year (a)	Summary Compensation Table ("SCT") Total for PEO Prasad (b)(1)	Compensation Actually Paid to PEO Prasad (c)(2)	SCT Total for PEO Rankin (b)(1)	Compensation Actually Paid to PEO Rankin (c)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)(1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e)(2)	Value of Initial Fixed $100 Investment Based On:		In Millions
							Total Share-holder Return (f)(3)	Peer Group Total Share-holder Return - Russell 2000 Industrials (g)(4)	Net Income (Loss) (h)(5)	Lift Truck Consolidated Operating Profit (Loss) $ (i)(6)(7)
2025	$4,399,954	$4,144,192	—	—	$2,078,964	$1,984,284	$(42.04)	$88.30	$(58.0)	$(24.1)
2024	$8,096,622	$7,954,956	—	—	$3,500,725	$3,448,558	$(4.32)	$62.89	$144.2	$296.7
2023	$8,694,939	$8,113,242	$9,979,305	$9,322,372	$2,574,892	$2,437,760	$14.30	$38.94	$128.1	$237.1
2022	—	—	$5,384,048	$5,037,294	$1,506,004	$1,436,887	$(54.81)	$7.53	$(71.6)	$24.6
2021	—	—	$2,612,927	$2,713,790	$925,115	$945,506	$(29.47)	$25.45	$(183.2)	$(37.7)
(1)    Mr. A. Rankin was our principal executive officer ("PEO") from January 1, 2023 through May 8, 2023 and for the full years 2022 and 2021. Mr. Prasad was promoted to PEO as of May 9, 2023 and served in that role for the full years 2024 and 2025. For 2025 and 2024, our non-PEO named executive officers were Mr. A. Rankin, Mr. Minder, Mr. Salgado and Mr. Pascarelli. For 2023, our non-PEO named executive officers were Mr. Minder, Mr. Salgado, Mr. Pascarelli and Ms. Taylor. For 2022, our non-PEO named executive officers were Mr. Prasad, Mr. Minder, Mr. Salgado, Mr. Pascarelli and Mr. Schilling, our former CFO. For 2021, our non-PEO NEOs were Mr. Prasad, Mr. Schilling, our former CFO, Mr. Salgado and Mr. Pascarelli.

(2)     For each Covered Year, in determining both the CAP to our PEO and the average CAP to our non-PEO NEOs for purposes of this PVP Table, we deducted from or added back to the total amounts of compensation reported in column (b) for such Covered Year the following amounts:

Item and Value Added (Deducted)	2025
For Mr. R. Prasad:
minus SCT "Stock Awards" column value	$(1,293,291)
plus vesting date fair value of equity awards granted and vested in Covered Year	$1,037,526
Total Value Added / (Deducted):	$(255,765)
For Non-PEO NEOs (Average):
minus SCT "Stock Awards" column value	$(478,752)
plus vesting date fair value of equity awards granted and vested in Covered Year	$384,073
Total Value Added / (Deducted):	$(94,679)
Please note that while similar adjustment information was provided in our 2025 proxy statement for Covered Years 2024 and in our 2024 proxy statement for Covered Years 2021, 2022, and 2023, under applicable SEC guidance, repeating such adjustment information is not required in this Proxy Statement because in our view it is not material to our stockholders' understanding of the information reported in the PVP Table for 2025 or the relationships disclosures provided below.
(3)    For each Covered Year, our total shareholder return was calculated as the yearly percentage change in our cumulative total shareholder return on our common stock, par value $0.01 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on the NYSE on December 31, 2020 through and including the last day of the Covered Year (each one-year, two-year, three-year, four-year and five-year period, a "Measurement Period"), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the Covered Year-end values of such investment as of the end of 2025, 2024, 2023, 2022 and 2021, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4) For purposes of this pay versus performance disclosure, our peer group consists of the Russell 2000 Industrials Index (the "Peer Group"). For each Covered Year, our Peer Group cumulative total shareholder return was calculated based on a deemed fixed investment of $100 through the Measurement Period, assuming dividend reinvestment.
(5)    Net income (loss) is calculated in accordance with U.S. generally accepted accounting principles.
(6) Lift Truck Consolidated Operating Profit (Loss) $ is calculated in accordance with U.S. generally accepted accounting principles. Refer to "Incentive Compensation" beginning on page 23 for a more detailed description of our 2025 Incentive Plans, including performance criteria and calculation of awards.
(7)    During 2025, the Company announced a strategic business realignment of Nuvera Fuel Cells, LLC ("Nuvera"). Accordingly, Nuvera was merged into Lift Truck in 2025. Lift Truck Consolidated Operating Profit (Loss) for 2025 includes the former Nuvera business results. Historical results of the Nuvera business for periods prior to 2025 have not been restated in the table above.
Description of Relationships Between CAP and Certain Financial Performance Measure Results
The following charts provide, across the Covered Years, a clear description of the relationships between (1) our cumulative total shareholder return and the cumulative total shareholder return of the Peer Group reflected in the PVP Table above, (2) CAP to the PEO and the financial performance measures results set forth in columns (f), (h) and (i) of the PVP Table above, and (3) average CAP to our non-PEO named executive officers and the financial performance measures results set forth in columns (f), (h) and (i) of the PVP Table above.

TSR Chart	2021	2022	2023	2024	2025
Ave. Non-PEO NEO CAP	$945,506	$1,436,887	$2,437,760	$3,448,558	$1,984,284
PEO Prasad CAP	—	—	$8,113,242	$7,954,956	$4,144,192
PEO Rankin CAP	$2,713,790	$5,037,294	$9,322,372	—	—
Company TSR	$(29.47)	$(54.81)	$14.30	$(4.32)	$(42.04)
Peer Group TSR - Russell 2000 Industrials	$25.45	$7.53	$38.94	$62.89	$88.30

Net Income Chart	2021	2022	2023	2024	2025
Ave. Non-PEO NEO CAP	$945,506	$1,436,887	$2,437,760	$3,448,558	$1,984,284
PEO Prasad CAP	—	—	$8,113,242	$7,954,956	$4,144,192
PEO Rankin CAP	$2,713,790	$5,037,294	$9,322,372	—	—
Net Income (Loss) (in millions)	$(183.2)	$(71.6)	$128.1	$144.2	$(58.0)

Company Selected Measure Chart	2021	2022	2023	2024	2025
Ave. Non-PEO NEO CAP	$945,506	$1,436,887	$2,437,760	$3,448,558	$1,984,284
PEO Prasad CAP	—	—	$8,113,242	$7,954,956	$4,144,192
PEO Rankin CAP	$2,713,790	$5,037,294	$9,322,372	—	—
Lift Truck Consolidated Operating Profit (Loss) $ (in millions)(1)	$(37.7)	$24.6	$237.1	$296.7	$(24.1)
(1)    During 2025, the Company announced a strategic business realignment of Nuvera Fuel Cells, LLC ("Nuvera"). Accordingly, Nuvera was merged into Lift Truck in 2025. Lift Truck Consolidated Operating Profit (Loss) for 2025 includes the former Nuvera business results. Historical results of the Nuvera business for periods prior to 2025 have not been restated in the table above.
2025 Tabular List
The following table lists the seven financial performance measures that we believe represent the most important financial performance measures (including Lift Truck Consolidated Operating Profit $) we used to link CAP to our named executive officers for fiscal 2025 to our performance for 2025.

Lift Truck Consolidated Operating Profit $	Lift Truck Consolidated Total Revenue
Lift Truck New Units Bookings Adjusted Standard Margin	Lift Truck New Units Bookings Percentage of Target Revenue
Lift Truck Average Inventory as a Percentage of Adjusted Standard Cost	ROTCE
Americas (excluding Brazil) New Units Bookings % of Target Revenue

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON
Set forth in the following tables is information as of February 27, 2026 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than 5% of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than 5% of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by our directors, NEOs and all of our current executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.
Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership

Class A Common Stock
Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class (1)
Frank F. Taplin (2)	Class A	354,152	(2)	566,192	(2)	920,344	(2)	6.33%
GAMCO Investors, Inc. (3) One Corporate Center Rye, NY 10580	Class A	882,887	(3)	—	(3)	882,887	(3)	6.08%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	Class A	854,075	(4)	—	(4)	865,393	(4)	5.96%
Colleen R. Batcheler (5)	Class A	7,952		—		7,952		*
James B. Bemowski (5)	Class A	19,819		—		19,819		*
J.C. Butler, Jr. (5)(6)	Class A	86,009	(6)	523,796	(6)	609,805	(6)	4.20%
Gary L. Collar (5)	Class A	8,630		—		8,630		*
Carolyn Corvi (5)	Class A	27,321		—		27,321		*
Edward T. Eliopoulos (5)	Class A	15,583		—		15,583		*
John P. Jumper (5)	Class A	27,973		—		27,973		*
Dennis W. LaBarre (5)	Class A	36,745		—		36,745		*
Ann A. O'Hara (5)	Class A	4,132		—		4,132		*
H. Vincent Poor (5)	Class A	21,587		—		21,587		*
Alfred M. Rankin, Jr. (7)	Class A	293,723	(7)	696,098	(7)	989,821	(7)	6.81%
Claiborne R. Rankin (5)(8)	Class A	244,381	(8)	12,561	(8)	256,942	(8)	1.77%
Britton T. Taplin (5)(9)	Class A	443,712	(9)	727,944	(9)	1,171,656	(9)	8.06%
David B.H. Williams (5)(10)	Class A	40,682	(10)	522,376	(10)	563,058	(10)	3.87%
Scott A. Minder (11)	Class A	30,818		—		30,818		*
Charles F. Pascarelli	Class A	63,258		—		63,258		*
Rajiv K. Prasad	Class A	195,843		—		195,843		1.35%
Anthony J. Salgado	Class A	85,454		—		85,454		*
All current executive officers and directors as a group (22 persons)(12)	Class A	1,688,224	(13)	1,808,717	(13)	3,496,941	(13)	24.06%
(1)* means less than 1.00%.
(2)Frank F. Taplin may be deemed to be a member of a group, as a result of holding interests in Abigail LLC ("Abigail") and Corky, LLC ("Corky"). Mr. F. Taplin therefore may be deemed to beneficially own and share the power to vote and dispose of 326,532 shares of Class A Common held by Abigail and 239,660 shares of Class A Common held by Corky, as reported on a Schedule 13D/A, which was filed with the SEC with respect to Class A Common on February 13, 2024. Britton T. Taplin and Frank F. Taplin, as the managers of each of Abigail and Corky, share with each other the power to vote and dispose of such shares. Mr. F. Taplin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each of Abigail and Corky.
(3)A Schedule 13D/A filed with the SEC on November 6, 2025 with respect to Class A Common reported that (i) GAMCO Asset Management Inc. has sole voting power with respect to 792,287 shares of Class A Common and sole dispositive power with respect to 819,887 shares of Class A Common (ii) Gabelli Funds, LLC has sole voting and dispositive power with respect to 51,900 shares of Class A Common so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each applicable fund shall respectively vote that fund’s shares, and, at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, (iii) MJG Associates, Inc. has sole voting and sole dispositive power with respect to 1,200 shares of Class A Common, (iv) Gabelli Foundation, Inc. ("Foundation") has sole voting and sole dispositive power with respect to 7,400 shares of Class A Common, (v) Teton Advisors, Inc. has sole voting and sole dispositive power with respect to 400 shares of Class A Common, (vi) Mario J. Gabelli has sole voting and sole dispositive power with respect to 300 shares of Class A Common and (vii) GGCP, Inc. ("GGCP") has sole voting and dispositive power with respect to 1,800 shares of Class A Common. Mario J. Gabelli is deemed to have beneficial ownership of the shares of Class A Common beneficially owned by each of the foregoing persons and Associated Capital Group, Inc. ("AC"), GAMCO Investors, Inc. ("GBL") and GGCP are deemed to have beneficial ownership of the shares of Class A Common owned by each of the foregoing persons other than Mario Gabelli and Foundation. The power of Mario Gabelli, AC, GBL and GGCP is indirect with respect to the Class A Common beneficially owned directly by other reporting persons.

(4)A Schedule 13G/A filed with the SEC on January 29, 2024 with respect to Class A Common reported that BlackRock, Inc. is the beneficial owner of 865,393 shares of Class A Common, has sole voting power over 854,075 shares of Class A Common and has sole dispositive power over 865,393 shares of Class A Common.
(5)Pursuant to our Non-Employee Directors’ Plan, each non-employee director has the right to acquire additional shares of Class A Common within 60 days after February 27, 2026. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on March 31, 2026 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2026.
(6)J.C. Butler, Jr. may be deemed to be a member of a group as a result of partnership interests in AMR Associates, L.P. ("AMR Associates") held by Mr. Butler’s spouse. As a result, the group consisting of Mr. Butler, the general partners and other limited partners of AMR Associates may be deemed to beneficially own, and share the power to vote and dispose of, 337,544 shares of Class A Common held by AMR Associates. With respect to such 337,544 shares of Class A Common, Clara R. Williams and Helen R. Butler, as trustees and primary beneficiaries of trusts acting as general partners, share the power to vote such shares of Class A Common. Each of the trusts holding general and/or limited partnership interests in AMR Associates share with each other the power to dispose of such shares. Under the terms of the First Amended and Restated Limited Partnership Agreement, as amended, of AMR Associates, AMR Associates may not dispose of Class A Common, other than pursuant to a share for share exchange to acquire Class B Common, without the consent of the general partners owning a majority of the general partnership interests of AMR Associates and the consent of the holders of more than 75% of all of the partnership interests of AMR Associates. Included in the table above for Mr. Butler are 546,237 shares of Class A Common held by (a) members of Mr. Butler’s family, (b) trusts for the benefit of members of Mr. Butler’s family and (c) AMR Associates. Mr. Butler disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. In addition, Mr. Butler disclaims all interest in 25,088 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has the sole power to vote and dispose of the shares. Mr. Butler’s spouse as trustee of a GST that was established for her benefit pledged 104,233 shares of Class A Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.
(7)Included in the table above for Mr. A. Rankin are 485,328 shares of Class A Common held by (a) members of Mr. A. Rankin’s family and (b) trusts for the benefit of members of Mr. A. Rankin’s family. Mr. A. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. In addition, Mr. A. Rankin disclaims all interest in 126,774 shares of Class A Common held in trust for the benefit of his wife and for which he is the trustee and has the sole power to vote and dispose of the shares.
(8)Included in the table above for Mr. C. Rankin are 12,373 shares of Class A Common held by (a) members of Mr. C. Rankin’s family and (b) trusts for the benefit of members of Mr. C. Rankin’s family. Mr. C. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.
(9)Britton T. Taplin may be deemed to be a member of the group described in Note (2) as a result of holding interests in Abigail and Corky. Mr. B. Taplin therefore may be deemed to beneficially own and share the power to vote and dispose of 326,532 shares of Class A Common held by Abigail and 239,660 shares of Class A Common held by Corky, as reported on a Schedule 13D/A, which was filed with the SEC with respect to Class A Common on February 13, 2024. Britton T. Taplin and Frank F. Taplin, as the managers of each of Abigail and Corky, share with each other the power to vote and dispose of such shares. Mr. B. Taplin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each of Abigail and Corky. Mr. B. Taplin also is deemed to share with his spouse voting and investment power over 11,510 shares of Class A Common held by Mr. Taplin’s spouse; however, Mr. B. Taplin disclaims beneficial ownership of such shares. In addition, Mr. B. Taplin disclaims beneficial ownership of 150,242 shares of Class A Common held by trusts, of which he is a trustee, for the benefit of members of Mr. B. Taplin's family. Mr. B. Taplin has pledged 388,253 shares of Class A Common.
(10)David B.H. Williams may be deemed to be a member of the group described in Note (6) above as a result of partnership interests in AMR Associates held by Mr. Williams’ spouse. Mr. Williams, therefore, may be deemed to beneficially own, and share the power to vote 337,544 shares of Class A Common held by AMR Associates. Included in the table above for Mr. Williams are 539,548 shares of Class A Common held by (a) members of Mr. Williams’ family, (b) trusts for the benefit of members of Mr. Williams’ family and (c) AMR Associates. Mr. Williams disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. In addition, Mr. Williams disclaims all interest in 17,172 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has the sole power to vote and dispose of the shares. Mr. William’s spouse as trustee of a GST that was established for her benefit pledged 104,233 shares of Class A Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.

(11)Scott A. Minder resigned as Senior Vice President, Chief Financial Officer and Treasurer of the Company on December 31, 2025. Based on available information, Mr. Minder beneficially owned 30,818 shares of Class A Common.
(12)Does not include Mr. Minder, who, as of February 27, 2026, was no longer an executive officer of the Company.
(13)The aggregate amount of Class A Common beneficially owned by all current executive officers and directors and the aggregate amount of Class A Common beneficially owned by all current executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A Common of which Mr. Butler has disclaimed beneficial ownership in Note (6) above, Mr. A. Rankin has disclaimed beneficial ownership in Note (7) above, Mr. C. Rankin has disclaimed beneficial ownership in Note (8) above, Mr. B. Taplin has disclaimed beneficial ownership in Note (9) above and Mr. Williams has disclaimed beneficial ownership in Note (10) above. As described in Note (5) above, the aggregate amount of Class A Common beneficially owned by all current executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after February 27, 2026 pursuant to the Non-Employee Directors’ Plan.

Class B Common Stock
Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class (1)
Alfred M. Rankin, Jr., et al. (2) c/o PNC Bank, N.A. 3550 Lander Road Pepper Pike, OH 44124	Class B	—	(2)	—	(2)	3,301,718	(2)	95.78%
Rankin Associates I, L.P., et al. (3) 5875 Landerbrook Drive, Suite 300 Cleveland, OH 44124-4069	Class B	—	(3)	—	(3)	944,742	(3)	27.41%
Rankin Associates IV, L.P., et al. (4) 5875 Landerbrook Drive, Suite 300 Cleveland, OH 44124-4069	Class B	—	(4)	—	(4)	800,000	(4)	23.21%
Rankin Associates II, L.P. et. al. (5) 5875 Landerbrook Drive, Suite 300 Cleveland, OH 44124-4069	Class B	—	(5)	—	(5)	676,590	(5)	19.63%
AMR Associates, L.P. et al. (6) 5875 Landerbrook Drive, Suite 300 Cleveland, OH 44124-4069	Class B	—	(6)	—	(6)	324,704	(6)	9.42%
Rankin Associates V, L.P. et al. (7) 5875 Landerbrook Drive, Suite 300 Cleveland, OH 44124-4069	Class B	—	(7)	—	(7)	255,982	(7)	7.43%
Rankin Associates VI, L.P. et al. (8) 5875 Landerbrook Drive, Suite 300 Cleveland, OH 44124-4069	Class B	—	(8)	—	(8)	201,052	(8)	5.83%
Colleen R. Batcheler	Class B	—		—		—		—%
James B. Bemowski	Class B	—		—		—		—%
J.C. Butler, Jr. (9)	Class B	2,800	(9)	3,203,070	(9)	3,205,870	(9)	93.00%
Gary L. Collar	Class B	—		—		—		—%
Carolyn Corvi	Class B	—		—		—		—%
Edward T. Eliopoulos	Class B	—		—		—		—%
John P. Jumper	Class B	—		—		—		—%
Dennis W. LaBarre	Class B	9,424		—		9,424		*
Ann A. O'Hara	Class B	—		—		—		—%
H. Vincent Poor	Class B	—		—		—		—%
Alfred M. Rankin, Jr. (10)	Class B	14,160	(10)	3,203,070	(10)	3,217,230	(10)	93.33%
Claiborne R. Rankin (11)	Class B	30,552	(11)	2,878,366	(11)	2,908,918	(11)	84.38%
Britton T. Taplin	Class B	—		—		—		—%
David B.H. Williams (12)	Class B	—	(12)	3,203,070	(12)	3,203,070	(12)	92.92%
Scott A. Minder (13)	Class B	—		—		—		—%
Charles F. Pascarelli	Class B	—		—		—		—%
Rajiv K. Prasad	Class B	—		—		—		—%
Anthony J. Salgado	Class B	—		—		—		—%
All current executive officers and directors as a group (22 persons)(14)(15)	Class B	56,937	(15)	3,203,070	(15)	3,260,007	(15)	94.57%

(1)* means less than 1.00%.
(2)A Schedule 13D/A, which was filed with the SEC with respect to Class B Common and most recently amended on March 14, 2025 (the "Stockholders 13D"), reported that, except for Hyster-Yale, Inc., the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships (the "Signatories"), may be deemed to be a group and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders’ agreement, which is an aggregate of 3,301,718 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders’ agreement constituted 95.78% of the Class B Common outstanding on February 27, 2026 or 67.38% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, Hyster-Yale may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B Common.
(3)A Schedule 13D/A, which was filed with the SEC with respect to Class B Common and most recently amended on March 14, 2025, reported that Rankin Associates I, L.P. ("Rankin I") and the trusts holding limited partnership interests in Rankin I may be deemed to be a group and therefore may be deemed as a group to beneficially own 944,742 shares of Class B Common held by Rankin I. With respect to such 944,742 shares of Class B Common, Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Alison A. Rankin (as successor trustee for Roger F. Rankin), as trustees and beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and/or limited partnership interests in Rankin I share with each other the power to dispose of such shares. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.
(4)A Schedule 13D/A, which was filed with the SEC with respect to Class B Common and most recently amended on March 14, 2025, reported that the trusts holding limited partnership interests in Rankin Associates IV, L.P. ("Rankin IV") may be deemed to be a group and therefore may be deemed as a group to beneficially own 800,000 shares of Class B Common held by Rankin IV. With respect to such 800,000 shares of Class B Common, Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Alison A. Rankin (as successor trustee for Roger F. Rankin), as trustees and beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and/or limited partnership interests in Rankin IV share with each other the power to dispose of such shares. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.
(5)A Schedule 13D/A, which was filed with the SEC with respect to Class B Common and most recently amended on March 14, 2025, reported that Rankin Associates II, L.P. ("Rankin II"), which is made up of the individuals and entities holding limited partnership interests in Rankin II and Rankin Management, Inc. ("RMI"), the general partner of Rankin II, may be deemed to be a group and therefore may be deemed as a group to beneficially own 676,590 shares of Class B Common held by Rankin II. With respect to such 676,590 shares of Class B Common, RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Rankin II. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Alison A. Rankin. Trusts for the benefit of such persons are the stockholders of RMI. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin II and each of the trusts holding limited partnership interests in Rankin II is also subject to the stockholders’ agreement.
(6)A Schedule 13D/A, which was filed with the SEC with respect to Class B Common and was most recently amended on March 14, 2025, reported that AMR Associates and the trusts holding partnership interest in AMR Associates may be deemed to be a group and therefore may be deemed as a group to beneficially own 324,704 shares of Class B Common held by AMR Associates. With respect to such 324,704 shares of Class B Common, Clara R. Williams and Helen R. Butler, as trustees and primary beneficiaries of trusts acting as general partners, share the power to vote such shares of Class B Common. Each of the trusts holding general and/or limited partnership interests in AMR Associates share with each other the power to dispose of such shares. The Stockholders 13D reported that the Class B Common beneficially owned by AMR Associates and each of the trusts holding partnership interests in AMR Associates is also subject to the stockholders’ agreement.

(7)A Schedule 13D/A, which was filed with the SEC with respect to Class B Common on March 14, 2025, reported that Rankin Associates V, L.P. ("Rankin V"), which is made up of the individuals and entities holding limited partnership interests in Rankin V and RMI, the general partner of Rankin V, may be deemed to be a group and therefore may be deemed as a group to beneficially own 255,982 shares of Class B Common held by Rankin V. With respect to such 255,982 shares of Class B Common, RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Rankin V. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Alison A. Rankin. Trusts for the benefit of such persons are the stockholders of RMI. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin V and each of the trusts holding limited partnership interests in Rankin V is also subject to the stockholders’ agreement.
(8)A Schedule 13D/A, which was filed with the SEC with respect to Class B Common on March 14, 2025, reported that Rankin Associates VI, L.P. ("Rankin VI"), which is made up of the individuals and entities holding limited partnership interests in Rankin VI and RMI, the general partner of Rankin VI, may be deemed to be a group and therefore may be deemed as a group to beneficially own 201,052 shares of Class B Common held by Rankin VI. With respect to such 201,052 shares of Class B Common, RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Rankin VI. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Alison A. Rankin. Trusts for the benefit of such persons are the stockholders of RMI. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin VI and each of the trusts holding limited partnership interests in Rankin VI is also subject to the stockholders’ agreement.
(9)J.C. Butler, Jr. may be deemed to be a member of the group described in Note (5) above, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Butler may be deemed to be a member of the groups described in Notes (3), (4), (6), (7) and (8) above, as a result of partnership interests in Rankin I, Rankin IV, AMR Associates, Rankin V and Rankin VI, respectively, held by Mr. Butler’s spouse. Mr. Butler, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 944,742 shares of Class B Common held by Rankin I, 676,590 shares of Class B Common held by Rankin II, 800,000 shares of Class B Common held by Rankin IV, 255,982 shares of Class B Common held by Rankin V, 201,052 shares of Class B Common held by Rankin VI and 324,704 shares of Class B Common held by AMR Associates. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates and each of the trusts holding limited partnership interests in Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates is also subject to the stockholders’ agreement. Included in the table above for Mr. Butler are 3,203,070 shares of Class B Common held by Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates. Mr. Butler disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by J.C. Butler, Jr. is subject to the stockholders’ agreement. Mr. Butler’s spouse as trustee of a GST that was established for her benefit pledged 32,803 shares of Class B Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.
(10)Alfred M. Rankin, Jr. may be deemed to be a member of the groups described in Notes (3), (4), (5), (6), (7) and (8) above, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I, Rankin IV, Rankin II, AMR Associates, Rankin V and Rankin VI, respectively. Mr. A. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 944,742 shares of Class B Common held by Rankin I, 676,590 shares of Class B Common held by Rankin II, 800,000 shares of Class B Common held by Rankin IV, 255,982 shares of Class B Common held by Rankin V, 201,052 shares of Class B Common held by Rankin VI and 324,704 shares of Class B Common held by AMR Associates. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates and each of the trusts holding limited partnership interests in Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates is also subject to the stockholders’ agreement. Included in the table above for Mr. A. Rankin are 3,203,070 shares of Class B Common held by Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates. Mr. A. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders’ agreement.
(11)Claiborne R. Rankin may be deemed to be a member of the groups described in Notes (3), (4), (5), (7) and (8) above, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I, Rankin IV, Rankin II, Rankin V and Rankin VI, respectively. Mr. C. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 944,742 shares of Class B Common held by Rankin I, 676,590 shares of Class B Common held by Rankin II, 800,000 shares of Class B Common held by Rankin IV, 255,982 shares of Class B Common held by Rankin V and 201,052 shares of Class B Common held by Rankin VI. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II, Rankin IV, Rankin V and Rankin VI and each of the trusts holding limited partnership interests in Rankin I, Rankin II, Rankin IV, Rankin V and Rankin VI

is also subject to the stockholders’ agreement. Included in the table above for Mr. C. Rankin are 2,878,366 shares of Class B Common held by Rankin I, Rankin II, Rankin IV, Rankin V and Rankin VI. Mr. C. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Claiborne R. Rankin is subject to the stockholders’ agreement. As trustee of GSTs established for the benefit of his children, Mr. C. Rankin pledged 53,148 shares of Class B Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.
(12)David B.H. Williams may be deemed to be a member of the groups described in Notes (5), (7) and (8) above, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II, Rankin V and Rankin VI, respectively. In addition, Mr. Williams may be deemed to be a member of the groups described in Notes (3), (4) and (6) above, as a result of partnership interests in Rankin I, Rankin IV and AMR Associates, respectively, held by Mr. Williams’ spouse. Mr. Williams, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 944,742 shares of Class B Common held by Rankin I, 676,590 shares of Class B Common held by Rankin II, 800,000 shares of Class B Common held by Rankin IV, 255,982 shares of Class B Common held by Rankin V, 201,052 shares of Class B Common held by Rankin VI and 324,704 shares of Class B Common held by AMR Associates. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates and each of the trusts holding limited partnership interests in Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates is also subject to the stockholders’ agreement. Included in the table above for Mr. Williams are 3,203,070 shares of Class B Common held by Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates. Mr. Williams disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by David B. H. Williams is subject to the stockholders’ agreement. Mr. Williams’ spouse as trustee of a GST that was established for her benefit pledged 32,803 shares of Class B Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.
(13)Scott A. Minder resigned as Senior Vice President, Chief Financial Officer and Treasurer of the Company on December 31, 2025. Based on available information, Mr. Minder did not beneficially own any shares of Class B Common.
(14)Does not include Mr. Minder, who, as of February 27, 2026, was no longer an executive officer of the Company.
(15)The aggregate amount of Class B Common beneficially owned by all current executive officers and directors as a group and the aggregate amount of Class B Common beneficially owned by all current executive officers and directors as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. Butler has disclaimed beneficial ownership in Note (9) above, Mr. A. Rankin has disclaimed beneficial ownership in Note (10) above, Mr. C. Rankin has disclaimed beneficial ownership in Note (11) above and Mr. Williams has disclaimed beneficial ownership in Note (12) above.

Britton T. Taplin and Frank F. Taplin are cousins of Mr. A. Rankin. Claiborne R. Rankin is a brother of Mr. A. Rankin. J.C. Butler, Jr. and David B.H. Williams, directors of the Company, are each the son-in-law of Mr. A. Rankin. The combined beneficial ownership of such persons shown in the foregoing tables equals 3,270,346 shares, or 22.51%, of the Class A Common outstanding and 3,250,582 shares, or 94.29%, of the Class B Common outstanding on February 27, 2026. The combined beneficial ownership of all our directors and all of our current executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 3,496,941 shares, or 24.06%, of the Class A Common and 3,260,333 shares, or 94.57%, of the Class B Common outstanding on February 27, 2026. Such shares of Class A Common and Class B Common together represent 73.66% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

PROCEDURES FOR SUBMISSION AND CONSIDERATION OF DIRECTOR CANDIDATES
Stockholder recommendations for nominees for election to our Board of Directors must be submitted to Hyster-Yale, Inc., 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year's annual meeting of stockholders. The NCG Committee will consider such recommendations if they are in writing and set forth the following information:
(1)The name and address of the stockholder recommending the candidate for consideration as such information appears on our records, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person's beneficial ownership of such shares or such person's authority to act on behalf of such entity;
(2)Complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;
(3)The reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our directors;
(4)The disclosure of any relationship the candidate being recommended has with us or any of our subsidiaries or affiliates, or our independent public accountants, whether direct or indirect;
(5)The disclosure of any relationship of the candidate being recommended or any immediate family member of the candidate being recommended with our independent registered public accounting firm;
(6)The disclosure of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and
(7)A written acknowledgment by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual's background, education, experience and other qualifications and, in the event that the NCG Committee desires to do so, has consented to be named in our Proxy Statement and to serve as one of our directors, if elected.
The NCG Committee has not specifically identified or published qualifications, qualities or skills that directors of the Company must possess. In evaluating director nominees, the NCG Committee will consider the entirety of each proposed director nominee's credentials. The NCG Committee will generally consider a variety of factors such as judgment, skill, ethics, integrity, values, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character and the interplay of the candidate's experience and approach to addressing business issues with the experience and approach of incumbent members of our Board of Directors and other new director candidates. In general, the NCG Committee's goal in selecting directors for nomination to our Board of Directors is to seek a well-balanced membership that combines a diversity of experience and skill in order to enable us to pursue our strategic objectives.
The NCG Committee will consider all information provided to it that is relevant to a candidate's nomination as one of our directors. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate. Based upon all such information, the NCG Committee will meet to determine whether to recommend the candidate to our Board of Directors. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.
The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The NCG Committee regularly reviews the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee may consider various potential candidates. Candidates may be recommended by current members of our Board of Directors, third-party search firms or stockholders. The NCG Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with us. To preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

SUBMISSION OF STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received at our executive offices on or before November 24, 2026. Such proposals must be addressed to the Company, 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, Attention: Secretary. Any stockholder intending to propose any matter, including nominations of persons for election as directors, at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after December 24, 2026, but on or before January 23, 2027, of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely.
In addition to satisfying the requirements under our Bylaws to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company's shares entitled to vote on the election of Directors in support of nominees other than the Company's), which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the first anniversary date of the Annual Meeting. If the date of the next annual meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the next annual meeting or the 10th calendar day following the day on which public announcement of the date of the next annual meeting is first made. Accordingly, for the next annual meeting, we expect that the Company must receive such notice no later than March 15, 2027.
Notices should be submitted to the address set forth above.

SOLICITATION OF PROXIES
We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, proxies may be solicited by our directors, officers and employees by personal interview, telephone or other forms of communication. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS
The directors know of no other matters which are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.
Suzanne Schulze Taylor
Secretary
Cleveland, Ohio
March 24, 2026
It is important that the proxies be returned promptly. Stockholders of record who do not expect to attend the Annual Meeting are urged to fill out, sign, date and mail the enclosed form of proxy in the enclosed envelope, which requires no postage if mailed in the United States, or in the alternative, vote your shares electronically either via the internet (www.investorvote.com/HY) or by touch-tone telephone (1-800-652-8683). Stockholders who hold both Class A Common and Class B Common only have to fill out, sign, date and return the single enclosed form of proxy or vote once via the internet or telephone. For information on how to obtain directions to be able to attend the annual meeting and vote in person, please contact our Senior Vice President, General Counsel and Secretary at 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, or call (440) 449-9600 or email ir@hyster-yale.com.

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APPENDIX A
HYSTER-YALE, INC.
NON-EMPLOYEE DIRECTORS' EQUITY COMPENSATION PLAN
(AMENDED AND RESTATED EFFECTIVE MAY 12, 2026)
1.     Purpose of the Plan
The purpose of this Non-Employee Directors’ Equity Compensation Plan (as amended or amended and restated to date, the “Plan”) is to provide for the payment to the non-employee Directors of Hyster-Yale, Inc. (the “Company”) of a portion of their Directors’ fees in capital stock of the Company in order to further align the interests of the Directors with the stockholders of the Company and thereby promote the long-term interests of the Company.
2.     Effective Date
This Plan was originally effective as of September 28, 2012, and was further amended and restated effective May 17, 2019 and May 9, 2023. This amendment and restatement of the Plan is effective May 12, 2026 (the “Effective Date”), subject to the approval of the Plan by the stockholders of the Company as of such Effective Date.
3.     Definitions
(a)     “Average Share Price” means the average of the closing price per share of Class A Common Stock on the New York Stock Exchange on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on the Quarter Date.
(b)     “Board” means the Board of Directors of the Company.
(c)     “Class A Common Stock” means (i) the Company’s Class A Common Stock, par value $0.01 per share and (ii) any security into which Class A Common Stock may be converted by reason of any transaction or event of the type referred to in Section 5(c) of the Plan.
(d)     “Director” means an individual duly elected or chosen as a director of the Company who is not also an employee of the Company or its subsidiaries.
(e)     “Extraordinary Event” shall have the meaning set forth in Section 5.
(f)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
(g)     “Payment Deadline” means the date that is the fifteenth day of the third month after each Quarter Date.
(h)     “Quarter Date” means the last day of the calendar quarter for which a Required Amount or Voluntary Amount is earned.
(i)     “Required Amount” means an amount of money constituting that portion (as determined from time to time by the Board) of a Director’s retainer earned by such Director for his services as a Director for any calendar quarter that is payable in Shares as described in Section 4.1(a).
(j)     “Rule 16b-3” means Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (or any successor rule to the same effect), as in effect from time to time.
(k)     “Shares” means shares of Class A Common Stock that are issued or transferred to a Director pursuant to, and with such restrictions as are imposed by, the terms of this Plan in respect of the Director’s Required Amount.
(l)     “Transfer” shall have the meaning set forth in Section 4.2(a).
(m)     “Voluntary Amount” shall have the meaning set forth in Section 4.2(b).
(n)     “Voluntary Shares” means shares of Class A Common Stock that are issued or transferred to a Director in accordance with Section 4.1(c) in respect of the Director’s Voluntary Amount.
4.     Shares and Voluntary Shares
4.1     Required Amount and Voluntary Amount
(a)     Required Amount. From time to time, the Board shall determine (i) the amount of the retainer to be paid to each Director for each calendar quarter of a year, (ii) subject to Section 4.1(b), the portion of the retainer that shall be paid in cash and (iii) the equity portion of the retainer (expressed in dollars) that is required to be paid in Shares as described in Section 4.1(c) (the “Required Amount”), in each case subject to pro-ration in the event that the Director begins or ceases non-employee Director service during the applicable calendar quarter.
(b)     Voluntary Shares. For any calendar quarter, a Director may elect to have up to 100% of the cash component of the retainer payable for such quarter in excess of the Required Amount, and any other cash to be earned by the Director for such quarter for services as a director of the Company (collectively referred to as a “Voluntary Amount”), not paid to the Director in cash, but instead to have the Voluntary Amount applied to the issuance or transfer to the Director of Voluntary Shares as described in Section 4.1(c); provided that the Director must notify the Company in writing of such election prior to the first day of the calendar quarter for which such election is made, which election will be irrevocable after such date for such calendar quarter and shall remain in effect for future calendar quarters unless or until revoked by the Director prior to the first day of a calendar quarter.
(c)     Issuance of Shares and Voluntary Shares. Promptly following each Quarter Date (and, in any event, no later than the Payment Deadline), the Company shall issue or transfer to each Director (or to a trust for the benefit of the Director, or such Director’s spouse, children or grandchildren, if so directed by the Director) (i) a number of whole Shares equal to the Required Amount for the calendar quarter ending on such Quarter Date divided by the Average Share Price and (ii) a number of whole Voluntary Shares equal to such Director’s Voluntary Amount for such calendar quarter divided by the Average Share Price. To the extent that the application of the foregoing formulas would result in fractional Shares or fractional Voluntary Shares, no fractional shares of Class A Common Stock shall be issued or transferred by the Company pursuant to this Plan, but instead, such amount shall be paid to the Director in cash at the same time the Shares and Voluntary Shares are issued or transferred to the Director. Shares and Voluntary Shares shall be fully paid, nonassessable shares of Class A Common Stock. Shares shall be subject to the restrictions set forth in this Plan, whereas Voluntary Shares shall not be so restricted. Shares and Voluntary Shares may be shares of original issuance or treasury shares or a combination of the foregoing and, in the discretion of the Company, may be issued as certificated or uncertificated shares. The Company shall pay any and all fees and commissions incurred in connection with the purchase by the Company of shares of Class A Common Stock which are to be Shares or Voluntary Shares and the transfer to Directors of Shares or Voluntary Shares.
(d)     Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or other taxes in connection with any amount payable to a Director under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of any Shares or Voluntary Shares that the Director make arrangements satisfactory to the Company for the payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of the Shares or the Voluntary Shares. To the extent permitted under applicable law, the Company and Director may also make similar arrangements with respect to the payment of any other taxes derived from or related to the payment of Shares or Voluntary Shares with respect to which withholding is not required.
4.2     Restrictions on Shares.
(a)     Restrictions on Transfer of Shares. No Shares shall be assigned, pledged, hypothecated or otherwise transferred (any such assignment, pledge, hypothecation or transfer being referred to herein as a “Transfer”) by a Director or any other person, voluntarily or involuntarily, other than (i) by will or by the laws of descent and distribution, (ii) pursuant to a domestic relations order that would meet the definition of a qualified domestic relations order under Section 206(d)(3)(B) of ERISA if such provisions applied to the Plan or a similar binding judicial order (a “QDRO”), or (iii) directly or indirectly to a trust or partnership for the benefit of a Director, or such Director’s spouse, children or grandchildren. Shares transferred to a person other than the Director pursuant to a QDRO shall not be subject to the restrictions described in this Section 4.2(a), but Shares transferred to a trust or partnership for the benefit of a Director, or such Director’s spouse, children or grandchildren, shall remain subject to the restrictions described in this Section 4.2(a) until such restrictions lapse pursuant to the following sentence. The restrictions on Shares set forth in this Section shall lapse for all purposes and shall be of no further force or effect upon the earliest to occur of (A) ten years after the Quarter Date with respect to which such Shares were issued or transferred, (B) the date of the death or permanent disability of the Director, (C) five years (or earlier with the approval of the Board) after the Director’s retirement from the Board, (D) the date that a Director is both retired from the Board and has reached 70 years of age or (E) at such other time as determined by the Board in its sole and absolute discretion. Following the lapse of restrictions, at the Director’s request, the Company shall take all such action as may be necessary to remove such restrictions from the stock certificates, or other applicable records with respect to uncertificated shares, representing the Shares, such that the resulting shares shall be fully paid, nonassessable and unrestricted by the terms of this Plan.
(b)     Dividends, Voting Rights, Exchanges, Etc. Except for the restrictions set forth in this Section 4.2 and any restrictions required by law, a Director shall have all rights of a stockholder with respect to his Shares including the right to vote and to receive dividends as and when declared by the Board and paid by the Company. Except for any restrictions required by law, a Director shall have all rights of a stockholder with respect to his Voluntary Shares.
(c)     Restriction on Transfer of Rights to Shares. No rights to Shares or Voluntary Shares shall be assigned, pledged, hypothecated or otherwise transferred by a Director or any other person, voluntarily or involuntarily, other than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a QDRO.
(d)     Legend. The Company shall cause an appropriate legend to be placed on each certificate, or other applicable record(s) with respect to uncertificated shares, for the Shares, reflecting the foregoing restrictions.
5.     Amendment, Termination and Adjustments
(a) The Board may alter or amend the Plan from time to time or may terminate it in its entirety; provided, however, that no such action shall, without the consent of a Director, affect the rights in any Shares or Voluntary Shares that were previously issued or transferred to the Director or that were earned by, but not yet issued or transferred to, such Director. Unless otherwise specified by the Board, all Shares that were issued or transferred prior to the termination of this Plan shall continue to be subject to the terms of this Plan following such termination; provided that the transfer restrictions on such Shares shall lapse in accordance with Section 4.2(a). In any event, no Shares or Voluntary Shares may be issued or transferred under this Plan or after the tenth anniversary of the Effective Date.
(b) Notwithstanding the provisions of Subsection 5(a), without further approval by the stockholders of the Company, no such amendment or termination shall (i) materially increase the total number of shares of Class A Common Stock that may be issued or transferred under this Plan specified in Section 6 (except that adjustments and additions expressly authorized by this Section shall not be limited by this clause (i)) or (ii) make any other change for which stockholder approval would be required under applicable law or stock exchange requirements.
(c) The Board shall make or provide for such adjustments in the Average Share Price, in the kind of shares that may be issued or transferred hereunder, in the number of shares of Class A Common Stock specified in Section 6(a) or 6(b), in the number of outstanding Shares or Voluntary Shares for each Director, and in the terms applicable to the Shares or Voluntary Shares under this Plan, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to reflect (i) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets or issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing ( collectively referred to as an “Extraordinary Event”). Moreover, in the event of any such Extraordinary Event, the Committee may provide in substitution for any or all outstanding Shares or Voluntary Shares under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable under the circumstances and shall require in connection therewith the surrender of all Shares or Voluntary Shares so replaced. All securities received by a Director with respect to Shares or Voluntary Shares in connection with any Extraordinary Event shall be deemed to be Shares or Voluntary Shares, as applicable, for purposes of this Plan and such Shares shall be restricted pursuant to the terms of this Plan to the same extent and for the same period as if such securities were the original Shares with respect to which they were issued or transferred, unless the Board, in its sole and absolute discretion, eliminates such restrictions or accelerates the time at which such restrictions on transfer shall lapse.
6.     Class A Common Stock Subject to Plan
(a)     Subject to adjustment as provided in this Plan, the total number of shares of Class A Common Stock that may be issued or transferred under this Plan on or after the Effective Date will not exceed in the aggregate 185,481, which represents (i) 85,481 shares remaining available prior to the Effective Date under the Plan, plus (ii) an additional 100,000 shares to be available under the Plan on and after the Effective Date. Notwithstanding anything to the contrary contained in the Plan, shares of Class A Common Stock withheld by the Company, tendered or otherwise used to satisfy any tax withholding obligation will count against the aggregate number of shares of Class A Common Stock available under this Section 6(a).
(b)     Notwithstanding anything in this Section 6, or elsewhere in this Plan to the contrary, and subject to adjustment as provided in this Plan, the maximum amount paid to a Director in any calendar year beginning on or after January 1, 2019 shall not exceed the greater of (i) $1,250,000 or (ii) the fair market value of 20,000 shares of Class A Common Stock.
7.     General Provisions
(a)    No Continuing Right as Director. Neither the adoption nor operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any Director any right to continue as a Director or as a director of any subsidiary of the Company.
(b)     Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
(c)     Cash If Shares Not Issued. All Required Amounts and Voluntary Amounts are the property of the Directors and shall be paid to them in cash in the event that Shares and Voluntary Shares may not be issued or transferred to Directors hereunder in respect of Required Amounts or Voluntary Amounts.
(d)     Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa
(e)     Section 409A of the Internal Revenue Code. This Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued thereunder, and shall be administered in a manner that is consistent with such intent.

HYSTER-YALE

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2026 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

01 - Colleen R. Batcheler	02 - James B. Bemowski	03 - J.C. Butler, Jr.	04 - Gary L. Collar	05 - Carolyn Corvi
06 - Edward T. Eliopoulos	07 - John P. Jumper	08 - Dennis W. LaBarre	09 - Ann A. O'Hara	10 - H. Vincent Poor
11 - Rajiv K. Prasad	12 - Alfred M. Rankin, Jr.	13 - Claiborne R. Rankin	14 - Britton T. Taplin	15 - David B.H. Williams

☐ **Mark here to vote FOR all nominees**

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01	02	03	04	05	06	07	08	09	10	11	12	13	14	15
☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

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Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X

0496HD

2026 Annual Meeting Admission Ticket

2026 Annual Meeting of
Hyster-Yale, Inc. Stockholders
Tuesday, May 12, 2026, 9:00 a.m. EDT
5875 Landerbrook Drive, Cleveland, Ohio 44124

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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Proxy — Hyster-Yale, Inc.

Notice of 2026 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 12, 2026

Dennis W. LaBarre and Alfred M. Rankin, Jr., or either one of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hyster-Yale, Inc. to be held on May 12, 2026 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed for election to the Board of Directors and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote (1) for the election of any person to the Board of Directors if any nominee named in the 2026 Proxy Statement becomes unable to serve or for good cause will not serve and (2) upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.